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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14C

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ ]   Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]   Definitive Information Statement

                          CHARTER COMMUNICATIONS, INC.
                (Name of the Company as Specified in its Charter)

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[ ]   Fee Computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

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            pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4.    Proposed aggregate offering price:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box is any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.    Amount previously paid:

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4.    Date filed:




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                             INFORMATION STATEMENT

                          CHARTER COMMUNICATIONS, INC.
                             12405 POWERSCOURT DR.
                           ST. LOUIS, MISSOURI 63131

                       WRITTEN CONSENT IN LIEU OF MEETING
                                OF STOCKHOLDERS

     This Information Statement is being circulated to the stockholders of Charter Communications, Inc., a Delaware corporation (the "Company"), in connection with the election of Robert P. May as the Class A/ Class B member of the Company's Board of Directors to hold office until the Company's annual meeting of stockholders in 2005 or until his successor is duly elected and qualified (the "Action"). As described in this Information Statement, the Action will be taken without a meeting upon the written consent of the holder of approximately 92.5% of the Company's outstanding Class A common stock and Class B common stock. This Information Statement is being furnished to holders of record of the Class A common stock of the Company in order to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934 (the "Exchange Act") and Regulation 14C under the Exchange Act.

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

     We are not seeking authorization, written consent or proxies from you and you will not be given an opportunity to vote with respect to the Action because the consent of the stockholders entitled to cast the required number of votes to approve the action has already been obtained. The Action will be effective twenty (20) calendar days after this Information Statement is first being sent to stockholders, which is currently anticipated to be on or about December 9, 2004. This Information Statement is first being sent to stockholders on or about November 19, 2004.

     Unless otherwise noted, references to the "Company," "Corporation," "we," "us" and "our" mean Charter Communications, Inc., a Delaware corporation, and its consolidated subsidiaries.

     The cost of this Information Statement, consisting of printing, handling and mailing of the Information Statement and related materials will be paid by the Company.

                               VOTING SECURITIES

     Under to the Company's Certificate of Incorporation, one member of the Company's Board of Directors is elected by the holders of the Company's Class A common stock and Class B common stock voting together as a single class (the "Class A/Class B director"). At the Company's most recent annual meeting of stockholders held on July 27, 2004, Nancy B. Peretsman was elected as the Company's Class A/Class B director. On September 14, 2004, Nancy B. Peretsman resigned from the Board of Directors of the Company, leaving a vacancy for the Class A/Class B director position.

     As permitted under Section 228 of the Delaware General Corporation Law, by written consent dated October 21, 2004 stockholders of the Company representing approximately 92.5% of the voting interests entitled to vote on the foregoing Action consented to the election of Robert P. May as the Class A/Class B director of the Company's Board of Directors, subject to Company compliance with applicable notice requirements to the holders of the Class A common stock. Neither a meeting of our stockholders nor additional written consents are necessary on this matter and you are not requested to send a proxy.

     As of the close of business on October 1, 2004, the record date for shares entitled to notice of the Action, there were 304,802,855 shares of Class A common stock, representing approximately 8.25% of the total voting
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power of securities entitled to vote for the Class/Class B director, and 50,000 shares of Class B common stock, representing approximately 91.75% of the total voting power, outstanding. Each share of Class A common stock is entitled to one vote. Each holder of Class B common stock is entitled to ten votes per share plus ten votes per share of Class B common stock for which membership units in our subsidiary, Charter Communications Holding Company, LLC ("Charter Holdco"), held by such holder and its affiliates are exchangeable. Accordingly, each outstanding share of Class B common stock was entitled to 67,836.4 votes at October 1, 2004.

                             CONSENTING STOCKHOLDER

     As of October 1, 2004, our principal stockholder, Paul G. Allen, controlled approximately 92.5% of the combined voting power of the Company's Class A common stock and Class B common stock. On October 21, 2004, Mr. Allen consented in writing to elect Robert P. May as the Class A/Class B member of the Company's Board of Directors. Mr. Allen voted both his 50,000 shares of Class B common stock, representing approximately 91.75% of the total combined voting power outstanding, and his 29,126,463 shares of Class A common stock, representing approximately 0.79% of the total combined voting power outstanding. Mr. Allen's Class B common stock is entitled to ten votes per share plus ten votes per share of Class B common stock for which membership units in Charter Holdco held by Mr. Allen and his affiliates are exchangeable. Accordingly, each outstanding share of Class B common stock was entitled to 67,836.4 votes at October 1, 2004. Each of Mr. Allen's Class A shares were entitled to one vote.

     Under Delaware law, we are required to give all of the Company's stockholders written notice of any actions that are taken by written consent without a stockholders meeting. Under Section 14(c) of the Securities Exchange Act of 1934 (the "Exchange Act"), such actions cannot become effective until 20 calendar days after the mailing date of this Information Statement to our stockholders. This Information Statement is first being sent to stockholders on or about November 19, 2004.

     We are not seeking written consents from any of our stockholders, other than Mr. Allen, and our other stockholders will not be given an opportunity to vote with respect to this Action. All necessary corporate and stockholder approvals have been obtained, and this information statement is furnished solely for the purpose of:

     - giving stockholders advance notice of the taking of the Action, as required by the Exchange Act; and

     - advising stockholders of the Action taken by written consent, as required by Delaware law.

     An Annual Report was mailed on June 18, 2004 to each stockholder of record as of June 1, 2004. The Annual Report contained further information about the Company and is available at the Company's web site at http://www.charter.com.

                           FREQUENTLY ASKED QUESTIONS

     The following questions and answers are intended to respond to frequently asked questions concerning the action of Mr. Allen as the controlling stockholder of the Company.

  WHY AREN'T WE HOLDING A MEETING OF STOCKHOLDERS?

     The Board of Directors has already received the written consent of Paul G. Allen to the election of Robert P. May as the Class A/Class B director of the Company's Board of Directors. Mr. Allen holds approximately 92.5% of the voting interests entitled to vote on the Action. Under Delaware Law and our Certificate of Incorporation, this Action may be approved by the written consent of the voting interests entitled to vote. Since we have already received a written consent representing the necessary number of votes, a meeting is not necessary and represents a substantial and avoidable expense.

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  WHY IS THERE ONE DIRECTOR BEING ELECTED?

     There currently are a total of eleven members of the Board of Directors, and one vacancy. In accordance with our Bylaws, the number of directors has been fixed at twelve. Our Certificate of Incorporation provides that all but one of the directors will be elected by vote of the holder of the Class B shares voting alone (the "Class B directors"), and that the remaining director will be elected by the holders of the Class A and Class B shares voting together. Nancy B. Peretsman was elected as our Class A/Class B director at the 2004 Annual Meeting of Stockholders in July 2004, but resigned from the Board of Directors on September 14, 2004, leaving a vacancy for the Class A/Class B director position.

  WHO HAS BEEN NOMINATED FOR ELECTION AS THE CLASS A/CLASS B DIRECTOR?

     The Board of Directors has nominated, and Paul G. Allen has voted to elect, Robert P. May as the Class A/Class B director to serve until the Company's annual meeting of stockholders in 2005 or until his successor is duly elected and qualified.

  WHAT IS THE VOTE REQUIRED FOR THE ELECTION OF THE CLASS A/CLASS B DIRECTOR?

     The vote of the holders of Class A Common Stock and Class B Common Stock, voting together as a single class, is required for the election of the Class A/Class B director. Paul G. Allen, the sole holder of Class B shares has taken action by written consent to elect the Class A/Class B director nominee. Mr. Allen's Class B common stock is entitled to ten votes per share plus ten votes per share of Class B common stock for which membership units in Charter Holdco held by Mr. Allen and his affiliates are exchangeable. Accordingly, each outstanding share of Class B common stock was entitled to 67,836.4 votes on our record date, October 1, 2004. Each of Mr. Allen's Class A shares were entitled to one vote. As of our record date, there are 3,696,622,855 votes entitled to vote on the Action. Mr. Allen's voting interests give him the right to vote 3,420,946,463 shares, well in excess of the vote required for the Action. Upon compliance with applicable notice requirements to the holders of the Class A common stock and the expiration of the time specified for such notice requirements, Mr. Allen's consent will result in the election of the Class A/Class B nominee.

                               DISSENTERS' RIGHTS

     Stockholders who were not afforded an opportunity to consent or otherwise vote with respect to the Action have no right under Delaware law to dissent or require a vote of all stockholders of the Company.

                      ELECTION OF CLASS A/CLASS B DIRECTOR

     We currently have eleven directors, each of whom is elected on an annual basis, and one vacancy. In accordance with our Bylaws, the number of directors has been fixed at twelve. Our Certificate of Incorporation provides that the holders of the Class B common stock elect all but one of the directors. The holders of the Class A common stock and Class B common stock, voting together, elect one director (the Class A/Class B director). This election of one Class A/Class B director by the holders of Class A and Class B common stock voting together takes place each year at the annual meeting of stockholders. The Class A/Class B director elected at the annual meeting holds office until his or her successor is elected, which would generally occur at following year's annual meeting of stockholders. This Action to elect Mr. May as the Class A/Class B director is being taken now because Nancy Peretsman, the Class A/Class B director elected at the 2004 annual meeting of stockholders, resigned from the Board of Directors on September 14, 2004, leaving a vacancy on the Board for the Class A/Class B director seat.

     Nominations. Robert P. May has been nominated for election as the Class A/Class B director to replace Nancy Peretsman. Mr. May currently serves as a Class B director and has agreed to serve as the Class A/Class B director. Although we don't know of any reason why Mr. May might not be able to serve, the Board of Directors will propose a substitute nominee to serve if Mr. May is not available for election for any reason. Following the election of Mr. May as a Class A/Class B director, there will be one vacancy on the Board of Directors for a Class B director.
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     By virtue of Mr. Allen's control of approximately 92.5% of the voting power of the Company as of the record date for the Action, we are a "controlled company" under Nasdaq rule 4350(c)(5). As such, the Company is not subject to requirements that a majority of our directors be "independent" (as defined in Nasdaq's rules) or that there be a nominating committee of the Board, responsible for nominating director candidates. The Company does not have a nominating committee. Candidates for director are nominated by the full Board of Directors, based on the recommendation of one or more of our directors. Given the significance of Mr. Allen's investment in the Company and the high caliber of the individuals who have been recruited to serve on our Board of Directors, we believe that the Company's nomination process is appropriate. Criteria and qualifications for new board members considered by the Company's directors include a high level of integrity and ability, industry experience or knowledge, and operating company experience as a member of senior management (operational or financial). In addition, director candidates must be individuals with the time and commitment necessary to perform the duties of a board member and other special skills that complement or supplement the skill sets of current directors.

     Generally, stockholders can nominate persons to be directors. If a stockholder wants to nominate someone, he or she must follow the procedures set forth in our Bylaws. In short, these procedures require the stockholder to timely deliver a notice to the Secretary at our principal executive offices. That notice must contain the information required by the Bylaws about the stockholder proposing the nominee and about the nominee. No stockholder nominees have ever been proposed.

     Stockholders also are free to suggest persons for the Company's Board of Directors to consider as nominees. The Board of Directors will consider those individuals if adequate information is submitted in a timely manner (but at least 120 days before the date of the proxy statement for the prior year's annual meeting of stockholders) in writing to the Board of Directors at the Company's principal executive officers, in care of the General Counsel. The Board of Directors may, however, give less serious consideration to individuals with whom none of the current Board members have personal knowledge.

GENERAL INFORMATION ABOUT THE CLASS A/CLASS B DIRECTOR NOMINEE

     The following sets forth certain information with respect to the person nominated as the Class A/Class B director of the Board of Directors of the
Company:

     Robert P. May, 55, was elected to our Board of Directors in October 2004. Mr. May has served on the Board of Directors of HealthSouth Corporation, a national provider of healthcare services since October 2002, and has been the Chairman of HealthSouth's Board of Directors since July 2004. Mr. May also served as HealthSouth Corporation's Interim Chief Executive Officer from March 2003 until May of 2004, and as Interim President of its Outpatient and Diagnostic Division from August 2003 to January 2004. From March 2001 until March 2003, Mr. May was principal of RPM Systems, a strategic and private investing consulting firm. From March 1999 to March 2001, Mr. May served on the Board of Directors and was Chief Executive Officer of PNV Inc., a national telecommunications company. PNV Inc. filed for bankruptcy in December 2000. Prior to his employment at PNV Inc., Mr. May was Chief Operating Officer and a member of the Board of Directors of Cablevision Systems Corporation from 1996 to 1998, and from 1973 to 1993 he held several senior executive positions with Federal Express Corporation, including President, Business Logistics Services. Mr. May was educated at Curry College and Boston College and attended Harvard Business School's Program for Management Development.

BOARD OF DIRECTORS

     Our Board of Directors meets regularly throughout the year on a set schedule. The Board also holds special meetings and acts by written consent from time to time if necessary. Meetings of the independent members of the Board occur on or about the same day as regularly scheduled meetings of the full Board (four times a year) and may meet more frequently. Management is not present at these meetings. Each of the directors then serving attended last year's annual meeting of stockholders, and members of the Board of Directors are encouraged to attend the annual meeting each year. In 2003, the full Board of Directors held 16

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meetings and acted five times by written consent. No director attended fewer than 75% of the total number of meetings of the Board and of Committees on which he or she served.

     The Board of Directors delegates authority to act with respect to certain matters to Board Committees whose members are appointed by the Board. The following are the Committees of the Company's Board of Directors: Audit Committee, Financing Committee, Option Plan Committee, Compensation Committee, Executive Committee, Strategic Planning Committee and a Special Committee for matters related to the CC VIII put dispute referenced herein. In addition, during 2003, there was a Special Committee related to a financing commitment letter issued by a company controlled by Paul Allen. That committee ceased to exist when the commitment letter was terminated in November 2003.

     The Company's Board of Directors has determined that all of the members of the Audit Committee are independent directors, as required by the Nasdaq listing standards. The remaining director independence Nasdaq requirements do not apply to the Company, as it is a "Controlled Company" under the Nasdaq listing standards by virtue of Mr. Allen's control of more than 50% of the voting power.

STOCKHOLDER CONTACT WITH DIRECTORS

     Individuals may communicate directly with members of the Board of Directors or members of the Board's standing committees by writing to the following address:

     Charter Communications, Inc.
     Charter Plaza
     12405 Powerscourt Drive
     St. Louis, Missouri 63131

     The Secretary summarizes all correspondence received and periodically forwards summaries to the Board. Members of the Board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the Board, a standing committee of the Board, or any individual member of the Board or a Committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded.

COMMITTEES OF THE BOARD

     The Audit Committee consists of three directors: Charles Lillis, John Tory and David Merritt, all of whom the Board of Directors has determined are independent in accordance with the applicable corporate governance listing standards of The Nasdaq National Market. Our Board of Directors has determined that, in its judgment, David Merritt is an audit committee financial expert within the meaning of the applicable federal regulations. The Audit Committee operates under a written charter, adopted by the Board of Directors in January 2003 and amended by the Board in June 2004. The Audit Committee held seven meetings in 2003.

     The Compensation Committee reviews and approves the Company's compensation of the senior management of the Company and its subsidiaries. The members of the Compensation Committee in 2003 were Paul Allen, Marc Nathanson and William Savoy. Mr. Savoy resigned in April 2004. The Compensation Committee met three times in 2003. Mr. Lillis joined the Compensation Committee in July 2004.

     The Option Plan Committee administers our 1999 Option Plan, and the 2001 Stock Incentive Plan and authorizes grants and awards under the 2001 Stock Incentive Plan, including the Long-Term Incentive Program, to eligible individuals. The Option Plan Committee determines the terms of each stock option grant, restricted stock grant or other award at the time of grant. The Option Plan Committee also has the power to accelerate the vesting of any grant or extend the term thereof. The Option Plan Committee, which consisted of Ms. Peretsman and Mr. Nelson until July of 2003, when Mr. Nelson was replaced by David Merritt, met four times in 2003. Mr. Lillis replaced Ms. Peretsman on the Option Plan Committee in July 2004.

     The Financing Committee reviews the Company's financing activities and approves the terms and conditions of any financing transactions in consultation with the Company's legal and financial advisors. The Financing Committee consisted of Messrs. Allen and Vogel and Ms. Peretsman until Ms. Peretsman's

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resignation in September 2004. Mr. Merritt joined the Financing Committee in
October 2004. The Financing Committee met eight times in 2003.

     The Executive Committee may act in place of the full Board of Directors and exercise such powers of the full Board as the Board may delegate to such Committee from time to time. During 2003, the Executive Committee consisted of directors Messrs. Allen, Savoy, Vogel and Nathanson. Mr. Savoy resigned in April 2004. The Executive Committee meets on an informal basis and did not meet in 2003.

     The Strategic Planning Committee was formed in September 2004 to engage with members of Charter's management team to focus on operational improvement. Messrs. Conn, Nathanson, Vogel and Ms. Patton were appointed to the Strategic Planning Committee upon its creation. Mr. May joined such Committee upon his election to the Board in October 2004. The Strategic Planning Committee has met twice since its formation.

     A Special Committee was formed in 1993 to address a dispute with Mr. Allen over the ownership of membership interests of our subsidiary CC VIII, LLC. That Special Committee consists of Messrs. Merritt, Lillis and Tory and met twenty times in 2003.

     A Special Committee related to a financing commitment letter issued by a company controlled by Paul Allen was formed in 2003. That committee, consisting of Messrs. Lillis, Tory and Merritt, met eight times in 2003 and ceased to exist when the commitment letter was terminated in November 2003.

DIRECTOR COMPENSATION

     Commencing in July 2003, each member of our Board receives an annual retainer of $40,000 in cash plus restricted stock, vesting one year after the date of grant, with a value on the date of grant of $50,000. In addition, the Audit Committee chair receives $25,000 per year, and the chair of each other committee receives $10,000 per year. All committee members also receive $1,000 for attendance at each committee meeting. Each of our directors is entitled to reimbursement for costs incurred in connection with attendance at Board and Committee meetings.

     Except for Mr. Nathanson, directors who were not employees did not receive additional compensation in 2002 or the first half of 2003. Mr. Vogel, who was our President and Chief Executive Officer in 2003, was the only director who was also an employee during 2003. He did not receive any additional compensation for serving as a director or attending any meeting of the Board of Directors during 2003.

     Our Bylaws provide that all directors are entitled to indemnification to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for us or our subsidiaries.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS

     Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

          (1) any breach of the director's duty of loyalty to the corporation and its stockholders;

          (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          (3) unlawful payments of dividends or unlawful stock purchases or redemptions; or

          (4) any transaction from which the director derived an improper personal benefit.

     Our Bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the fullest extent permitted by law.

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     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     We have reimbursed certain of our current and former directors, officers and employees in connection with their defense of certain legal actions.

BUSINESS EXPERIENCE OF CURRENT DIRECTORS AND OFFICERS

     The following sets forth certain information with respect to the current members of the Board of Directors of the Company. Such information is as of December 31, 2003, except in the case of Ms. Patton, Mr. Conn, Mr. May and Mr. Dolgen who joined the Board of Directors after that date. Ms. Patton's information is as of April 27, 2004, Mr. Conn's is as of September 30, 2004, Mr. May's and Mr. Dolgen's are each as of October 22, 2004.

     Paul G. Allen, 51, has been Chairman of our Board of Directors since July 1999, and Chairman of the Board of Directors of Charter Investment, Inc. (a predecessor to, and currently an affiliate of, the Company) since December 1998. Mr. Allen, co-founder of Microsoft Corporation, has been a private investor for more than 15 years, with interests in over 50 technology, telecommunications, content and biotech companies. Mr. Allen's investments include Vulcan Inc., Vulcan Productions, Inc., the Portland Trail Blazers NBA and Seattle Seahawks NFL franchises, and investments in, DreamWorks LLC and Oxygen Media. In addition, Mr. Allen is a director of Vulcan Programming Inc., Vulcan Ventures, Vulcan Inc., Vulcan Cable III, Inc., numerous privately held companies and, until its sale in May 2004 to an unrelated third party, TechTV L.L.C.

     W. Lance Conn, 36, was elected to our Board of Directors in September 2004. Since July 2004, Mr. Conn has served as Executive Vice President, Investment Management for Vulcan Inc., the investment and project management company that oversees a diverse multi-billion dollar portfolio of investments by Paul G. Allen. Prior to joining Vulcan Inc., Mr. Conn was employed by America Online, Inc., an interactive online services company, from March 1996 to May 2003. From 1997 to 2000, Mr. Conn served in various senior business development roles at America Online. In 2000, Mr. Conn began supervising all of America Online's European investments, alliances and business initiatives. In 2002 he became Senior Vice President of American Online U.S. where he led a company-wide effort to restructure and optimize America Online's operations. From September 1994 until February 1996, Mr. Conn was an attorney with the Shaw Pittman law firm in Washington, D.C. Mr. Conn holds a J.D. degree from the University of Virginia, a master's degree in history from the University of Mississippi and an A.B. in history from Princeton University.

     Jonathan L. Dolgen, 59, was elected to our Board of Directors in October 2004. Since July 2004, Mr. Dolgen has been a Senior Advisor to Viacom, Inc. ("Viacom") a worldwide entertainment and media company, where he provides advisory services to the current Chairman and Chief Executive of Viacom, or others designated by him, on an as requested basis. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group, a unit of Viacom, where he oversaw various operations of Viacom's businesses, which during 2003 and 2004 primarily included the operations engaged in motion picture production and distribution, television production and distribution, regional theme parks, theatrical exhibition and publishing. Mr. Dolgen began his career in the entertainment industry in 1976 and until joining the Viacom Entertainment Group, served in executive positions at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc., and Sony Pictures Entertainment. Mr. Dolgen holds a B.S. degree from Cornell University and a J.D. degree from New York University.

     Charles M. Lillis, 62, was elected to our Board of Directors in October 2003. Presently, he is the Managing Partner of Lone Tree Capital, a private equity partnership he co-founded in 2002. Mr. Lillis served as Chairman and Chief Executive Officer of MediaOne Group, Inc. from June 1998 to May 2000. He served as Chief Executive Officer of MediaOne while it was a tracking stock company from November 1995 to May 1997. Prior to that, he held various senior management positions at US WEST, MediaOne's predecessor. Before joining US WEST, he served as Dean of the University of Colorado's College of Business and as a professor at Washington State University. In addition, he is a director and serves on the audit committees of
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SuperValu, Inc. and Williams Companies. Mr. Lillis is also Chairman of the
University of Washington Business Advisory Board, a member of the University of Washington Foundation Board, and a former member of the University of Colorado Foundation Board. Mr. Lillis is a graduate of the University of Washington, Seattle, with an M.B.A., and he holds a doctorate of Philosophy in Business from the University of Oregon, in Eugene.

     Robert P. May, 55, was elected to our Board of Directors in October 2004. Mr. May has served on the Board of Directors of HealthSouth Corporation, a national provider of healthcare services since October 2002, and has been Chairman since July 2004. Mr. May also served as HealthSouth Corporation's Interim Chief Executive Officer from March 2003 until May of 2004, and as Interim President of its Outpatient and Diagnostic Division from August 2003 to January 2004. From March 2001 until March 2003, Mr. May was principal of RPM Systems, a strategic and private investing consulting firm. From March 1999 to March 2001, Mr. May served on the Board of Directors and was Chief Executive Officer of PNV Inc., a national telecommunications company. PNV Inc. filed for bankruptcy in December 2000. Prior to his employment at PNV Inc., Mr. May was Chief Operating Officer and a member of the Board of Directors of Cablevision Systems Corporation from 1996 to 1998, and from 1973 to 1993 he held several senior executive positions with Federal Express Corporation, including President, Business Logistics Services. Mr. May was educated at Curry College and Boston College and attended Harvard Business School's Program for Management Development.

     David C. Merritt, 49, was elected to our Board of Directors in July 2003, and was also appointed as Chairman of the Audit Committee at that time. Since October 2003, Mr. Merritt has been a Managing Director of Salem Partners, LLC, an investment banking firm. He was a Managing Director in the Entertainment Media Advisory Group at Gerard Klauer Mattison & Co., Inc., a company that provides financial advisory services to the entertainment and media industries from January 2001 through April 2003. Prior to that, he served as Chief Financial Officer of CKE Associates, Ltd., a privately held company with interests in talent management, film production, television production, music and new media from July 1999 to November 2001. He also served as a director of Laser-Pacific Media Corporation from January 2001 until October 2003 and served as Chairman of its audit committee. During December 2003, he became a director of Outdoor Channel Holdings, Inc. Mr. Merritt joined KPMG LLP in 1975 and served in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice and before joining CKE Associates, Mr. Merritt was an audit and consulting partner of KPMG LLP for 14 years. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University -- Northridge.

     Marc B. Nathanson, 59, has been a director of Charter since January 2000. Mr. Nathanson is the Chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as Chairman and Chief Executive Officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as Chairman and Chief Executive Officer of Enstar Communications Corporation, a cable operator, from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States to the Broadcasting Board of Governors, and from 1998 through September 2002, served as its Chairman. Mr. Nathanson holds a Bachelors degree in Mass Communications from the University of Denver and a Masters degree in Political Science from University of California/Santa Barbara.

     Jo Allen Patton, 46, has been a director of Charter since April 2004. Ms. Patton joined Vulcan Inc. as Vice President in 1993, and since that time has served as an officer and director of many affiliates of Mr. Allen, including in her current position as President and Chief Executive Officer of Vulcan Inc. since July 2001. Vulcan Inc. is the investment and project management company founded by Mr. Allen to oversee a diverse multi-billion dollar portfolio of investments, real estate, sports teams, entertainment and charitable projects. Ms. Patton is also President of Vulcan Productions, an independent feature film and documentary production company, Vice Chair of First & Goal, Inc., which developed and operates the Seattle Seahawks NFL stadium, and serves as Executive Director of the six Paul G. Allen Foundations. Ms. Patton is a co-founder of the Experience Music Project museum, as well as the Science Fiction Museum and Hall of Fame. Ms. Patton is the sister of Mr. Allen.

     John H. Tory, 50, has been a director of Charter since December 2001. Mr. Tory served as the Chief Executive Officer of Rogers Cable Inc., Canada's largest broadband cable operator, from 1999 until 2003. From 1995 to 1999 Mr. Tory was President and Chief Executive Officer of Rogers Media Inc., a broadcasting and publishing company. Prior to joining Rogers, Mr. Tory was a Managing Partner and member of the executive committee at Tory Tory DesLauriers & Binnington, one of Canada's largest law firms. Mr. Tory serves on the Board of Directors of a number of Canadian companies, including Cara Operations Limited. Mr. Tory was educated at University of Toronto Schools, Trinity College (University of Toronto) and Osgoode Hall Law School.

     Carl E. Vogel, 47, has been a director of Charter and its President and Chief Executive Officer since October 2001. Mr. Vogel has more than 20 years experience in telecommunications and the subscription television business. He was a Senior Vice President of Liberty Media Corp. from November 1999 until October 2001, and Chief Executive Officer of Liberty Satellite and Technology, a distributor of Internet data and other content via satellite, from April 2000 until October 2001. Prior to joining Liberty, Mr. Vogel was an Executive Vice President and Chief Operating Officer of Field Operations for AT&T Broadband and Internet Services with responsibility for managing operations of all of AT&T's cable broadband properties from June 1999 until November 1999. From June 1998 to June 1999, when the business of Primestar Inc. was sold, Mr. Vogel served as Chief Executive Officer of Primestar Inc., a national provider of subscription television services, and from 1997 to 1998, he served as Chief Executive Officer of Star Choice Communications. From 1994 through 1997, Mr. Vogel served as the President and Chief Operating Officer of EchoStar Communications. He began his career at Jones Intercable in 1983. Mr. Vogel serves as a director and member of the Executive Committee of the National Cable & Telecommunications Association, CableLabs and Digeo, Inc. and serves as a director of Women in Cable and Telecommunications. Mr. Vogel holds a B.S. degree in Finance and Accounting from St. Norbert College. His employment agreement provides that he will serve on our Board of Directors.

     Larry W. Wangberg, 62, has been a director of Charter since January 2002. From August 1997 to May 2004, Mr. Wangberg was a director of TechTV L.L.C., a cable television network controlled by Paul G. Allen. He also served as its Chairman and Chief Executive Officer from August 1997 through July 2002. In May 2004, TechTV was sold to an unrelated third party. Prior to joining TechTV L.L.C., Mr. Wangberg was Chairman and Chief Executive Officer of StarSight Telecast Inc., an interactive navigation and program guide company which later merged with Gemstar International, from 1994 to 1997. Mr. Wangberg was Chairman and Chief Executive Officer of Times Mirror Cable Television and Senior Vice President of its corporate parent, Times Mirror Co., from 1983 to 1994. He currently serves on the Boards of Autodesk Inc., and ADC Telecommunications. Mr. Wangberg holds a bachelor's degree in Mechanical Engineering and a master's degree in Industrial Engineering, both from the University of Minnesota.

EXECUTIVE OFFICERS

     Our executive officers, listed below, are elected by the board of directors annually following the Annual Meeting of Stockholders, and each serves until his or her successor is elected and qualified or until his or her earlier resignation or removal.

EXECUTIVE OFFICERS                                              POSITION
------------------                                              --------
Paul G. Allen.............................   Chairman of the board of directors
Carl E. Vogel.............................   President and Chief Executive Officer
Derek Chang...............................   Executive Vice President of Finance and
                                             Strategy and Interim Co-Chief Financial Officer
Thomas A. Cullen..........................   Executive Vice President of Advanced Services
                                             and Business Development
Wayne H. Davis............................   Executive Vice President and Chief Technical
                                             Officer
Michael J. Lovett.........................   Executive Vice President, Operations and
                                             Customer Care
Paul E. Martin............................   Senior Vice President, Interim Co-Chief
                                             Financial Officer and Principal Accounting
                                             Officer
Steven A. Schumm..........................   Executive Vice President -- Chief
                                             Administrative Officer
Curtis S. Shaw............................   Executive Vice President, General Counsel and
                                             Secretary

     Information regarding our executive officers who do not serve as directors is set forth below.

     Derek Chang, 36, Executive Vice President of Finance and Strategy and Interim Co-Chief Financial Officer. Mr. Chang joined Charter in December 2003 as Executive Vice President of Finance and Strategy and was appointed Interim Co-Chief Financial Officer in August 2004. Prior to joining us, Mr. Chang was Executive Vice President of the Yankees Entertainment and Sports (YES) Network, a regional sports programming network in New York where he headed corporate development and financing activities from the company's inception in 2001 until January 2003. Prior to joining YES, he was the Chief Financial Officer and Co-Chief Operating Officer of GlobalCenter, the web hosting subsidiary of Global Crossing. Mr. Chang worked for TCI Communications/AT&T Broadband in Denver from 1997 to 2000, ultimately as Executive Vice President of Corporate Development, where he directed mergers and acquisitions activities and managed a multi-billion dollar portfolio of cable joint ventures. He was with InterMedia Partners in San Francisco from 1994 to 1997 where he held a number of positions and was ultimately Treasurer. Mr. Chang received a B.A. degree from Yale University and an M.B.A. from the Stanford University Graduate School of Business.

     Thomas A. Cullen, 44, Executive Vice President of Advanced Services and Business Development. Mr. Cullen joined Charter as Senior Vice President of Advanced Services and Business Development in August 2003 and was promoted to Executive Vice President in August 2004. From January 2001 to October 2002, Mr. Cullen was General Partner of Lone Tree Capital, a private equity partnership focused on investment opportunities in the technology and communications sector. From March 1997 to June 2000, Mr. Cullen was President of MediaOne Ventures. Prior to that, Mr. Cullen served in several capacities with MediaOne Internet Services including Vice President from April 1998 to June 2000 and Vice President of Business Development from September 1995 to March 1997. Mr. Cullen is a member of the board of directors of SportsLine USA, and a member of the Colorado State University Global Leadership Council. Mr. Cullen is a graduate of Northern Arizona University with a B.S. degree in Business Administration. He earned a Master of Business Administration from the University of Colorado, and he participated in a University of Pennsylvania, Wharton School Executive Program.

     Wayne H. Davis, 50, Executive Vice President and Chief Technical
Officer. Prior to his current position, Mr. Davis served as Senior Vice President, Engineering and Technical Operations, and as Assistant to the President/Vice President of Management Services, prior to that, he was Vice President of Engineering/ Operations for our National Region from December 2001. Before joining Charter, Mr. Davis held the position of Vice President of Engineering for Comcast Corporation, Inc. Prior to that, the held various engineering positions including Vice President of Engineering for Jones Intercable Inc. He began his career in the cable industry in 1980. He attended the State University of New York at Albany. Mr. Davis serves as an advisory board member of Cedar Point Communications, and as a board member of @Security Broadband Corp., a company in which Charter owns an equity investment interest. Mr. Davis is also a member of the Society of Cable Telecommunications Engineers.

     Michael J. Lovett, 42, Executive Vice President, Operations and Customer Care. Mr. Lovett was promoted to his current position in September 2004. Prior to that he served as Senior Vice President, Midwest Division Operations and as Senior Vice President of Operations Support, since joining Charter in August 2003. Mr. Lovett was Chief Operating Officer of Voyant Technologies, Inc., a voice conferencing hardware/ software solutions provider, from December 2001 to August 2003. From November 2000 to December 2001, he was Executive Vice President of Operations for OneSource, Inc., a startup delivering management/ monitoring of firewalls and virtual private networks. Prior to that, Mr. Lovett was Regional Vice President at AT&T from June 1999 to November 2000 where he was responsible for operations. Mr. Lovett was Senior Vice President at Jones Intercable from October 1989 to June 1999 where he was responsible for operations in nine states. Mr. Lovett began his career in cable television at Centel Corporation where he held a number of positions.

     Paul E. Martin, 44, Senior Vice President, Interim Co-Chief Financial Officer and Principal Accounting Officer. Mr. Martin has been employed by Charter since March 2000, when he joined the Company as Vice President and Corporate Controller. In April 2002, Mr. Martin was promoted to Senior Vice President and Principal Accounting Officer and in August 2004 was named Interim Co-Chief Financial Officer. Prior to joining us in March 2000, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a manufacturer of paper products. From 1995 to February 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc. Mr. Martin received a B.S. degree with honors in Accounting from the University of Missouri -- St. Louis.

     Steven A. Schumm, 51, Executive Vice President -- Chief Administrative Officer. Prior to joining Charter Investment, Inc. in 1998, Mr. Schumm was a partner of Ernst & Young LLP for 14 years where he was Managing Partner of Ernst & Young's St. Louis office and a member of the Ernst & Young National Tax Committee. Mr. Schumm joined Ernst & Young in 1974 and served in a variety of capacities during his years with the firm. Mr. Schumm earned a B.S. degree in Business Administration from Saint Louis University. Mr. Schumm served as our Interim Chief Financial Officer from December 2002 to January 2004.

     Curtis S. Shaw, 55, Executive Vice President, General Counsel and Secretary. Mr. Shaw was promoted to Executive Vice President in October 2003. Prior to joining Charter Investment as Senior Vice President, General Counsel and Secretary in 1997, Mr. Shaw served as corporate counsel to NYNEX from 1988 through 1996. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. degree with honors in Economics from Trinity College and a J.D. degree from Columbia University School of Law.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Class A common stock as of September 30, 2004 by:

     - each person serving as a director of the Company;

     - the current chief executive officer and the other individuals named in the Summary Compensation Table;

     - all persons serving as directors and officers of the Company, as a group; and

     - each person known by us to own beneficially 5% or more of the outstanding Class A common stock.

     With respect to the percentage of voting power set forth in the following table:

     - each holder of Class A common stock is entitled to one vote per share;
       and

     - each holder of Class B common stock is entitled to (i) ten votes per share of Class B common stock held by such holder and its affiliates and
       (ii) ten votes per share of Class B Common Stock for which membership units in Charter Holdco held by such holder and its affiliates are exchangeable.

                                                            CLASS A
                                                            SHARES
                                               UNVESTED   RECEIVABLE
                                              RESTRICTED  ON EXERCISE     CLASS A                 CLASS B
                                 NUMBER OF     CLASS A     OF VESTED      SHARES                  SHARES
                               CLASS A SHARES   SHARES    OPTIONS OR   RECEIVABLE ON NUMBER OF ISSUABLE UPON         % OF
                                (VOTING AND    (VOTING       OTHER      EXERCISE OF   CLASS B   EXCHANGE OR   % OF  VOTING
NAME AND ADDRESS OF BENEFICIAL   INVESTMENT     POWER     CONVERTIBLE   CONVERTIBLE   SHARES   CONVERSION OF EQUITY POWER
OWNER                            POWER)(1)     ONLY)(2)  SECURITIES(3)   SR. NOTES     OWNED     UNITS(4)    (4)(5) (5)(6)
------------------------------ -------------- ---------- ------------- ------------- --------- ------------- ------ ------
Paul G. Allen(7)...........      29,126,463     15,823        10,000                  50,000    368,318,494  57.19%  92.5%
Charter Investment, Inc.(8)..                                                                   222,818,858  42.23%     *
Vulcan Cable III, Inc.(9)...                                                                    116,313,173  27.62%     *
Carl E. Vogel..............          87,500    692,500       400,000      34,786                                 *      *
John H. Tory...............          14,182     15,823        40,000                                             *      *
Marc B. Nathanson..........         389,882     15,823        50,000      46,382                                 *      *
Charles M. Lillis(10)......                     11,429                                                           *      *
David C. Merritt...........           9,882     15,823                                                           *      *
Jo Allen Patton(11)........                     10,977                                                           *      *
W. Lance Conn(12)..........                     19,231                                                           *      *
Larry W. Wangberg..........          12,882     15,823        40,000                                             *      *
Curtis S. Shaw.............           5,000                  352,833                                             *      *
Steven A. Schumm(13).......          12,440    108,768       120,000       4,638                                 *      *
Wayne H. Davis.............             250      8,000        76,250                                             *      *
All current directors and
  executive officers as a
  group (16 persons)(14)...      29,681,981    997,234     1,338,000      88,125      50,000    339,132,031   57.5%  92.6%
Nancy B. Peretsman(15).....                                   50,000                                             *      *
Margaret A. Bellville(16)...                                 364,583                                             *      *
Stephen E. Silva(17).......                                  479,883                                             *      *
Mark Cuban(18).............      19,000,000                                                                   6.23%     *
Wallace R. Weitz &
  Company(19)..............      32,549,600                                                                  10.68%     *
UBS Americas Inc.(20)......      19,520,000                                                                    6.4%     *

---------------

  *  Less than 1%.

 (1) Includes shares for which the named person has sole voting and investment power; or shared voting and investment power with a spouse. Does not include shares that may be acquired through exercise of options.

 (2) Includes unvested shares of restricted stock issued under the Charter Communications, Inc. 2001 Stock Incentive Plan (including those issued in the February 2004 option exchange to eligible employees who elected to participate), as to which the applicable director or employee has sole voting power but not investment power.

 (3) Includes shares of Class A common stock issuable upon exercise of options that have vested or will vest on or before November 29, 2004 under the 1999 Charter Communications Option Plan and the 2001 Stock Incentive Plan.

 (4) Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The beneficial owners at September 30, 2004 of Charter Class B common stock, Charter Holdco membership units and convertible senior notes of Charter are deemed to be beneficial owners of an equal number of shares of Charter Class A common stock because such holdings are either convertible into Class A shares (in the case of Class B shares and convertible senior notes) or exchangeable (directly or indirectly) for Class A shares (in the case of the membership units) on a one-for-one basis. Unless otherwise noted, the named holders have sole investment and voting power with respect to the shares listed as beneficially owned. An issue has arisen as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII, LLC membership interests following the consummation of the Bresnan put transaction on June 6, 2003. See "Certain Relationships and Related Party Transactions."

 (5) The calculation of this percentage assumes for each person that:

     - 304,803,455 shares of Class A common stock are issued and outstanding as of September 30, 2004;

     - 50,000 shares of Class B common stock held by Mr. Allen have been converted into shares of Class A common stock;

     - the acquisition by such person of all shares of Class A common stock that such person or affiliates of such person has the right to acquire upon exchange of membership units in subsidiaries or conversion of Series A Convertible Redeemable Preferred Stock or 5.75% or 4.75% convertible senior notes;

     - the acquisition by such person of all shares that may be acquired upon exercise of options to purchase shares or exchangeable membership units that have vested or will vest by November 29, 2004; and

     - that none of the other listed persons or entities has received any shares of Class A common stock that are issuable to any of such persons pursuant to the exercise of options or otherwise.

     A person is deemed to have the right to acquire shares of Class A common stock with respect to options vested under the 1999 Charter Communications Option Plan. When vested, these options are exercisable for membership units of Charter Holdco, which are immediately exchanged on a one-for-one basis for shares of Charter Class A common stock. A person is also deemed to have the right to acquire shares of Class A common stock issuable upon the exercise of vested options under the 2001 Stock Incentive Plan.

 (6) The calculation of this percentage assumes that Mr. Allen's equity interests are retained in the form that maximizes voting power (i.e., the 50,000 shares of Class B common stock held by Mr. Allen have not been converted into shares of Class A common stock; that the membership units of Charter Holdco owned by each of Vulcan Cable III, Inc. and Charter Investment, Inc. have not been exchanged for shares of Class A common stock).

 (7) The total listed includes:

     - 222,818,858 membership units in Charter Holdco held by Charter Investment, Inc.; and

     - 116,313,173 membership units in Charter Holdco held by Vulcan Cable III, Inc.

     The listed total excludes 24,273,943 shares of Class A common stock issuable upon exchange of units of Charter Holdco, which may be issuable to Charter Investment, Inc. (which is owned by Mr. Allen) as a consequence of the closing of his purchase of the membership interests in CC VIII, LLC that were put to Mr. Allen and were purchased by him on June 6, 2003. An issue has arisen regarding the ultimate ownership of such CC VIII, LLC membership interests following the consummation of such put transaction. See "Certain Relationships and Related Party Transactions."

     The address of this person is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

 (8) Includes 222,818,858 membership units in Charter Holdco, which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A common stock on a one-for-one basis. The address of this person is Charter Plaza, 12405 Powerscourt Drive, St. Louis, MO 63131.

 (9) Includes 116,313,173 membership units in Charter Holdco, which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A common stock on a one-for-one basis. The address of this person is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

(10) Mr. Lillis was granted 11,429 shares of restricted Class A common stock on October 3, 2003, which vested fully on October 3, 2004. He was granted 18,416 shares of restricted Class A common stock on October 3, 2004, which will vest fully on October 3, 2005.

(11) Ms. Patton was elected to the Board of Directors of the Company on April 27, 2004 and was granted 10,997 shares on that date which will vest fully on April 27, 2005.

(12) Mr. Conn was elected to the Board of Directors of the Company on September 24, 2004 and was granted 19,231 shares on September 30, 2004, which will vest fully on September 30, 2005.

(13) Includes 1,000 shares for which Mr. Schumm has shared investment and voting power.

(14) This does not include 19,685 shares of restricted Class A common stock granted to Mr. Dolgen on October 21, 2004, which will vest fully on October 21, 2005 and 19,685 shares of restricted Class A common stock granted to Mr. May on October 21, 2004, which will vest fully on October 21, 2005.

(15) Ms. Peretsman resigned from the Board of Directors on September 14, 2004.

(16) Ms. Bellville resigned from the Company effective September 30, 2004. Under the terms of her separation agreement, her options will continue to vest until December 31, 2005, and all vested options will be exercisable until sixty (60) days thereafter.

(17) Mr. Silva's 21,000 shares of unvested restricted stock were cancelled upon his resignation, effective July 1, 2003. Under the terms of his severance, his options will continue to vest until October 15, 2004, and all vested options will be exercisable until sixty (60) days thereafter.

(18) The equity ownership reported in this table is based upon holder's Schedule 13G filed with the SEC May 19, 2003. The address of this person is: 5424 Deloache, Dallas, Texas 75220.

(19) The equity ownership reported in this table, for both the named holder and its president and primary owner, Wallace R. Weitz, is based upon holders'
     Schedule 13F filed with the SEC on November 5, 2004, and reflects the holders' ownership as of September 30, 2004, in its capacity as an investment advisor and not ownership for its own account. The address of this person is: 1125 South 103rd Street, Suite 600, Omaha, Nebraska 68124-6008.

(20) The equity ownership reported in this table is based upon holder's Schedule 13G filed with the SEC February 19, 2004. The address of this person is:
     677 Washington Blvd., Stamford, Connecticut 06901. This person disclaims beneficial ownership of all of these shares. In addition, these shares include all of the shares described in footnote 18 above.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Until April 27, 2004, when Mr. Savoy resigned from the board, our Compensation Committee was comprised of Messrs. Allen, Savoy and Nathanson. In 2003, Nancy Peretsman and Ronald Nelson served as the Option Plan Committee that administered the 1999 Charter Communications Option Plan and the Charter Communications, Inc. 2001 Stock Incentive Plan until July 2003 when Mr. Nelson resigned and was replaced by Mr. Merritt. Mr. Lillis replaced Ms. Peretsman on the Option Plan Committee in July 2004.

     No member of the Compensation Committee or the Option Plan Committee was an officer or employee of the Company or any of its subsidiaries during 2003, except for Mr. Allen who served as a non-employee chairman of the Compensation Committee. Also, Mr. Nathanson was an officer of certain of our subsidiaries prior to their acquisition by the Company in 1999 and held the title of Vice-Chairman of the Compensation Committee, a non-executive, non-salaried position, in 2003. Mr. Allen is the 100% owner and a director of Vulcan Inc. and certain of its affiliates, which employed Mr. Savoy, one of our directors until April 27, 2004, as an executive officer in the past. Mr. Allen also was a director of and indirectly owned 98% of TechTV, of which Mr. Wangberg, one of our directors, was a director until the sale of TechTV to an unrelated third party in May 2004. Transactions between the Company and members of the Compensation Committee are more fully described in "-- Director Compensation" and in "Certain Relationships and Related Transactions -- Other Miscellaneous Relationships."

     During 2003, (1) none of our executive officers served on the compensation committee of any other company that has an executive officer currently serving on our board of directors, Compensation Committee or Option Plan Committee and
(2) none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee or Option Plan Committee.

CODE OF ETHICS

     In January 2003, we adopted a Code of Conduct that constitutes a Code of Ethics within the meaning of federal securities regulations for our employees, including all executive officers and directors. We also established a hotline and website for reporting alleged violations of the code of conduct, established procedures for processing complaints and implemented educational programs to inform our employees regarding the Code of Conduct. A copy of our Code of Conduct is available on our website at www.charter.com.

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding the compensation to those executive officers listed below for services rendered for the fiscal years ended December 31, 2001, 2002 and 2003. These officers consist of the Chief Executive Officer, each of the other four most highly compensated executive officers as of December 31, 2003, and one other highly compensated executive officer who served during 2003 but was not an executive officer on December 31, 2003.

                                                                                             LONG-TERM
                                                                                        COMPENSATION AWARD
                                                    ANNUAL COMPENSATION               -----------------------
                                          ----------------------------------------    RESTRICTED   SECURITIES
                                 YEAR                                 OTHER ANNUAL      STOCK      UNDERLYING    ALL OTHER
                                 ENDED                                COMPENSATION      AWARDS      OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION     DEC. 31   SALARY ($)   BONUS ($)(1)       ($)           ($)(2)        (#)          ($)(3)
---------------------------     -------   ----------   ------------   ------------    ----------   ----------   ------------
Carl E. Vogel(4)..............   2003     1,000,000      150,000         30,345(14)         --       750,000         12,639(16)
  President and                  2002       980,769      330,000(9)     214,961(14)         --     1,000,000         10,255(16)
  Chief Executive Officer        2001       207,692      546,000(9)          --        513,000     3,400,000          8,996(16)
Steven A. Schumm..............   2003       448,077       45,000             --             --       250,000          9,889
  Executive Vice                 2002       436,058      588,000(11)         --             --       300,000          5,255
  President and Chief            2001       435,000      402,000(11)         --             --       165,000          5,250
  Administrative Officer
Curtis S. Shaw(5).............   2003       275,782       37,500             --             --       250,000          9,411(18)
  Executive Vice                 2002       249,711      281,500(12)         --             --       100,000          3,096
  President, General             2001       245,000      236,000(12)         --             --       149,000          5,250
  Counsel and Secretary
Wayne H. Davis(6).............   2003       212,885       47,500             --             --       225,000            581(19)
  Executive Vice President,
  Engineering and Chief
  Technical Officer
Margaret A. Bellville(7)......   2003       581,730      203,125         30,810(15)         --            --        109,139(17)
  Former Executive Vice,         2002         9,615      150,000(10)         --             --       500,000
  President Chief Operating
  Officer
Stephen E. Silva(8)...........   2003       213,005           --             --             --            --        134,345(20)
  Former Executive Vice          2002       294,231      196,000(13)         --             --       150,000          5,255
  President Corporate.........   2001       235,385      380,000(13)         --        347,760       290,000          5,250
  Development and Chief
  Technology Officer

---------------

 (1) Includes senior management bonuses for 2003 under the 2003 senior management incentive plan. Mr. Vogel's and Ms. Bellville's bonuses are determined in accordance with the terms of their respective employment agreements. The bonus amounts for Messrs. Vogel and Silva for 2001 include the value of the vested portion of grants of restricted stock during 2001 under our 2001 Stock Incentive Plan, calculated based on the fair market values of the vested shares on the grant date, which pursuant to the terms of the plan is the average of the high and low trading price on the grant date. These restricted stock grants made in 2001 immediately vested as to twenty-five percent (25%) of the shares, with the remaining shares vesting in 36 equal monthly installments commencing approximately 15 months from the grant date. Also, where indicated in the footnotes below, the bonuses for 2002 and 2001 include "stay" bonuses in the form of principal and interest forgiven under the employee's promissory note. In 2002, all the remaining principal and accrued interest on these notes was forgiven as provided by the terms of the notes, so that at December 31, 2002, these notes were no longer outstanding.

 (2) Includes the grants of restricted stock made during 2001 under our 2001 Stock Incentive Plan, as described above. The total grant amounts were: (i) Carl E. Vogel, 50,000 shares as of October 8, 2001 and (ii) Stephen E. Silva, 36,000 shares as of October 18, 2001. Under the terms of the restricted stock agreement, the employee is entitled to any cash and/or stock dividends on the unvested restricted shares. The value as of the date of grant based on the closing market price of those shares vested immediately is disclosed in the "Bonus" column of the table. At December 31, 2003, based on a per share closing market price of $4.02 for Charter Class A common stock, the total number (and value) of Mr. Vogel's outstanding unvested restricted stock was 23,959 shares ($96,315). Mr. Silva's shares of unvested restricted stock were cancelled upon his resignation, effective July 1, 2003.

 (3) Except as noted for Mr. Vogel, Ms. Bellville, Mr. Shaw, Mr. Davis and Mr. Silva in notes 16, 17, 18, 19 and 20 below respectively, these amounts consist of matching contributions under our 401(k) plan. The 2002 amounts also include premiums for supplemental life insurance available to executives, and the 2003 amounts include long-term disability available to executives.

 (4) Mr. Vogel became the Chief Executive Officer of Charter in October 2001. In May 2004 the Compensation Committee awarded Mr. Vogel a special bonus in the amount of $500,000.

 (5) Mr. Shaw was promoted to Executive Vice President in October 2003.

 (6) Mr. Davis was promoted to Senior Vice President, Engineering and Technical Operations in March 2003 and to Executive Vice President and Chief Technical Officer in August 2004.

 (7) Ms. Bellville became the Chief Operating Officer of Charter in December 2002 and terminated her employment, effective September 30, 2004.

 (8) Mr. Silva terminated his employment, effective July 1, 2003. See "-- Employment Arrangements" for additional information.

 (9) Includes: (i) for 2001, $171,000, representing the value based on the fair market value on October 8, 2001, the original grant date, of 12,500 shares of Company Class A common stock, the vested portion of Mr. Vogel's restricted stock grant; (ii) for 2001, a one-time signing bonus of $250,000; and (iii) $330,000 and $125,000 awarded as a bonus for services performed in 2002 and 2001, respectively.

(10) Includes a one-time signing bonus of $150,000 pursuant to an employment agreement.

(11) Includes a "stay" bonus representing the principal and interest forgiven under employee's promissory note, amounting to $363,000 and $342,000, respectively, for 2002 and 2001; and $225,000 and $60,000 awarded as a bonus for services performed in 2002 and 2001, respectively.

(12) Includes a "stay" bonus representing the principal and interest forgiven under employee's promissory note, amounting to $181,500 and $171,000, respectively, for 2002 and 2001; and $100,000 and $65,000 awarded as a bonus for services performed in 2002 and 2001, respectively.

(13) Includes: (i) $116,000 for 2001, representing the value based on the fair market value on October 18, 2001, the original grant date, of 9,000 shares of Company Class A common stock, the vested portion of Mr. Silva's restricted stock grant; (ii) a "stay" bonus representing the principal and interest forgiven under employee's promissory note, amounting to $121,000 and $114,000, respectively for 2002 and 2001; and (iii) $75,000 and $150,000 awarded as a bonus for services performed in 2002 and 2001, respectively.

(14) Amount attributed to personal use of the corporate airplane in 2003 and $100,000 attributed to personal use and commuting in the corporate airplane in 2002 and $114,961 for purchase of a car in 2002.

(15) Includes $26,010 attributed to personal use of the corporate airplane and $4,800 for car allowance.

(16) Includes (i) for 2003, $2,639 paid as premium for long-term disability available for executives and $10,000 as reimbursement for tax advisory services; (ii) for 2002, $255 paid as premiums for supplemental life insurance available for executives and $10,000 as reimbursement for tax advisory services; and (iii) for 2001, $7,500 as reimbursement for legal expenses and $1,496 for COBRA expenses.

(17) Includes for 2003, $2,955 paid as premium for long-term disability insurance available to executives, $5,000 as reimbursement for tax advisory services, $7,500 for legal services and $93,684 paid in relation to relocation expenses.

(18) Includes for 2003, $2,287 attributed to personal use of the corporate airplane.

(19) Includes for 2003, $581 attributed to personal use of the corporate airplane.

(20) Includes for 2003, $128,769 paid in severance, $5,000 paid in matching contributions under our 401(k) plan, $576 paid as premium for long-term disability insurance available to executives.

2003 OPTION GRANTS

     The following table shows individual grants of options made to individuals named in the Summary Compensation Table during 2003. All such grants were made under the 2001 Stock Incentive Plan and the exercise price was based upon the fair market value of the Class A common stock.

                                                                                   POTENTIAL REALIZABLE VALUE
                                                                                     AT ASSUMED ANNUAL RATE
                           NUMBER OF      % OF TOTAL                                     OF STOCK PRICE
                           SECURITIES      OPTIONS                                   APPRECIATION FOR OPTION
                           UNDERLYING     GRANTED TO                                         TERM(2)
                            OPTIONS       EMPLOYEES      EXERCISE     EXPIRATION   ---------------------------
NAME                     GRANTED (#)(1)    IN 2003     PRICE ($/SH)      DATE         5% ($)        10% ($)
----                     --------------   ----------   ------------   ----------   ------------   ------------
Carl E. Vogel..........     750,000          9.39%        $4.30        10/28/13     2,025,827      5,133,843
Margaret A.
  Bellville............          --            --            --              --            --             --
Steven A. Schumm.......     250,000          3.13%         4.13        12/19/13       648,548      1,643,547
Curtis S. Shaw.........     250,000          3.13%         4.30        10/28/13       675,276      1,711,281
Wayne H. Davis.........     225,000          2.82%         1.60        04/29/13       225,695        571,954
Stephen E. Silva(3)....          --            --            --              --            --             --

---------------

(1) Options are transferable under limited conditions, primarily to accommodate estate planning purposes. These options generally vest in four equal installments commencing on the first anniversary following the grant date.

(2) This column shows the hypothetical gains on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of 5% and 10% appreciation are mandated by the SEC and do not represent our estimate or projection of future prices.

(3) Mr. Silva's employment terminated in 2003 and he received no options in 2003.

2003 AGGREGATED OPTION EXERCISES AND OPTION VALUE

     The following table sets forth, for the individuals named in the Summary Compensation Table, (i) information concerning options exercised during 2003,
(ii) the number of shares of our Class A common stock underlying unexercised options at year-end 2003, and (iii) the value of unexercised "in-the-money" options (i.e., the positive spread between the exercise price of outstanding options and the market value of our Class A common stock) on December 31, 2003.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                        OPTIONS AT DECEMBER 31,       IN-THE-MONEY OPTIONS AT
                           SHARES                             2003 (#)(1)            DECEMBER 31, 2003 ($)(2)
                        ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                    EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    ------------   ------------   -----------   -------------   -----------   -------------
Carl E. Vogel.........        --             --        1,970,833      3,179,167       234,000        936,000
Margaret A.
  Bellville...........        --             --          250,000        250,000       611,250        611,250
Steven A. Schumm......        --             --          912,136        585,545        70,200        280,800
Curtis S. Shaw........        --             --          310,332        413,668        23,400         93,600
Wayne H. Davis........        --             --           20,000        295,000        11,700        592,425
Stephen E. Silva......        --             --          367,916        277,084        35,100        140,400

---------------

(1) Options granted prior to 2001 and under the 1999 Charter Communications Option Plan, when vested, are exercisable for membership units of Charter Holdco, which are immediately exchanged on a one-for-one basis for shares of our Class A common stock upon exercise of the option. Options granted under the 2001 Stock Incentive Plan and after 2000 are exercisable for shares of our Class A common stock.

(2) Based on a per share market value (closing price) of $4.02 as of December 31, 2003 for our Class A common stock.

OPTION/STOCK INCENTIVE PLANS

     The Plans. We have granted stock options, restricted stock and other incentive compensation pursuant to two plans -- the 1999 Charter Communications Option Plan and the 2001 Stock Incentive Plan. The 1999 Charter Communications Option Plan provided for the grant of options to purchase membership units in Charter Holdco to current and prospective employees and consultants of Charter Holdco and its affiliates and to our current and prospective non-employee directors. Membership units received upon exercise of any options are immediately exchanged for shares of our Class A common stock on a one-for-one basis.

     The 2001 Stock Incentive Plan provides for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or shares of restricted stock (not to exceed 3,000,000 shares) as each term is defined in the 2001 Stock Incentive Plan. Employees, officers, consultants and directors of the Company and its subsidiaries and affiliates are eligible to receive grants under the 2001 Stock Incentive Plan. Generally, options expire 10 years from the grant date. Unless sooner terminated by our board of directors, the 2001 Stock Incentive Plan will terminate on February 12, 2011, and no option or award can be granted thereafter.

     Together, the plans allow for the issuance of up to a total of 90,000,000 shares of our Class A common stock (or units exchangeable for our Class A common stock). Any shares covered by options that are terminated under the 1999 Charter Communications Option Plan will be transferred to the 2001 Stock Incentive Plan, and no new options will be granted under the 1999 Charter Communications Option Plan. At December 31, 2003, 460,572 shares had been issued under the plans upon exercise of options, 91,978 had been issued upon vesting of restricted stock granted under the plans, and 154,562 shares were subject to future vesting under restricted stock agreements. Of the remaining 89,292,888 shares covered by the plans, as of December 31, 2003, 47,882,365 were subject to outstanding options (22,860,936 of which were vested) and 41,410,523 remain eligible for future grant.

     In July 2003, we amended the plans to authorize the repricing of options, which could include reducing the exercise price per share of any outstanding option, permitting the cancellation, forfeiture or tender of outstanding options in exchange for other awards or for new options with a lower exercise price per share, or repricing or replacing any outstanding options by any other method.

     In January 2004, the Compensation Committee of our board of directors approved our Long-Term Incentive Program, or LTIP, which is a program administered under the 2001 Stock Incentive Plan. Employees of the Company and its subsidiaries whose pay classifications exceeded a certain level were eligible to receive stock options, and more senior level employees were eligible to receive stock options and performance shares. Under the LTIP, the stock options vest 25% on each of the first four anniversaries of the date of grant. The performance units vest on the third anniversary of the grant date and shares of Class A common stock are issued, conditional upon our performance against financial performance measures targets established by our management and approved by the board of directors as of the time of the award. No awards were made under the LTIP in 2003.

     The Option Plan Committee of our board of directors administers and authorizes grants and awards under the 2001 Stock Incentive Plan to any eligible individuals. The Option Plan Committee determines the terms of each stock option grant, restricted stock grant or other award at the time of grant, including the exercise price to be paid for the shares, the vesting schedule for each option, the price, if any, to be paid by the grantee for the restricted stock, the restrictions placed on the shares, and the time or times when the restrictions will lapse. The Option Plan Committee also has the power to accelerate the vesting of any grant or extend the term thereof.

     Upon a change of control of the Company, the Option Plan Committee can shorten the exercise period of any option, have the survivor or successor entity assume the options with appropriate adjustments, or cancel options and pay out in cash. If an optionee's or grantee's employment is terminated without "cause" or for "good reason" following a "change in control" (as those terms are defined in the plans), unless otherwise provided in an agreement, with respect to such optionee's or grantee's awards under the plans, all outstanding options will become immediately and fully exercisable, all outstanding stock appreciation rights will become immediately and fully exercisable, the restrictions on the outstanding restricted stock will lapse, and all of the outstanding performance shares will vest and the restrictions on all of the outstanding performance shares will lapse as if all performance objectives had been satisfied at the maximum level.

     February 2004 Option Exchange. In January 2004, we began an option exchange program in which we offered employees of the Company and its subsidiaries the right to exchange all stock options (vested and unvested) under the 1999 Charter Communications Option Plan and 2001 Stock Incentive Plan that had an exercise price over $10 per share for shares of restricted Charter Class A common stock or, in some instances, cash. Based on a sliding exchange ratio, which varied depending on the exercise price of an employee's outstanding options, if an employee would have received more than 400 shares of restricted stock in exchange for tendered options, we issued to that employee shares of restricted stock in the exchange. If, based on the exchange ratios, an employee would have received 400 or fewer shares of restricted stock in exchange for tendered options, we instead paid to the employee cash in an amount equal to the number of shares the employee would have received multiplied by $5.00. The offer applied to options to purchase a total of 22,929,573 shares of Class A common stock, or approximately 48% of our 47,882,365 total options (vested and unvested) issued and outstanding as of December 31, 2003. Participation by employees was voluntary. Those members of our board of directors who were not also employees of the Company or any of its subsidiaries were not eligible to participate in the exchange offer.

     In the closing of the exchange offer on February 20, 2004, we accepted for cancellation eligible options to purchase approximately 18,137,664 shares of its Class A common stock. In exchange, we granted approximately 1,966,686 shares of restricted stock, including 460,777 performance shares to eligible employees of the rank of senior vice president and above, and paid a total cash amount of approximately $4 million (which amount includes applicable withholding taxes) to those employees who received cash rather than shares of restricted stock. The restricted stock was granted on February 25, 2004. Employees tendered approximately 79% of the options eligible to be exchanged under the program.

     The cost of the Stock Option Exchange Program was approximately $12 million, with a 2004 cash compensation expense of approximately $4 million and a non-cash compensation expense of approximately $8 million to be expensed ratably over the three-year vesting period of the restricted stock issued in the exchange.

EMPLOYMENT ARRANGEMENTS

     Mr. Vogel is currently employed under an employment agreement that was signed in 2001 and terminates on December 31, 2005. Of the other individuals named in the Summary Compensation Table, Ms. Bellville is no longer an employee, but served until September 30, 2004 under the terms of an employment agreement signed in April 2003 and Mr. Silva is no longer an employee, but served until July of 2003 under the terms of an employment agreement signed in 2001.

     Mr. Vogel is employed as President and Chief Executive Officer, earning a base annual salary of $1,000,000 and is eligible to receive an annual bonus of up to $500,000, a portion based on personal performance goals and a portion based on company performance measured against criteria established by the board with Mr. Vogel. Pursuant to his employment agreement, Mr. Vogel was granted 3,400,000 options to purchase Class A common stock and 50,000 shares of restricted stock under our 2001 Stock Incentive Plan. Both the options and restricted shares vested 25% on the grant date, with the remainder vesting in 36 equal monthly installments beginning December 2002. Mr. Vogel's agreement provides that if Mr. Vogel is terminated without cause or by Mr. Vogel for good reason (including, in the event Mr. Vogel is required to report, directly or indirectly, to persons other than the board), he is entitled to his aggregate base salary due during the remainder of the term and full prorated benefits for the year in which termination occurs. Mr. Vogel's agreement includes a covenant not to compete for the balance of the initial term or any renewal term, but no more than one year in the event of termination without cause or by Mr. Vogel with good reason. Mr. Vogel's agreement entitles him to participate in any disability insurance, pensions or other benefit plans afforded to employees generally or to our executives, including our LTIP. We agreed to reimburse Mr. Vogel annually for the cost of term life insurance in the amount of $5 million, although he declined this reimbursement in 2001, 2002 and 2003. Mr. Vogel is entitled to reimbursement of fees and dues for his membership in a country club of his choice, which he declined in 2001, 2002 and 2003 and reimbursement for up to $10,000 per year for tax, legal and financial planning services. His agreement also provides for a car and associated expenses for Mr. Vogel's use. Mr. Vogel's agreement provides for automatic one-year renewals and also provides that we will cause him to be elected to our board of directors without any additional compensation.

     Ms. Bellville was employed as Executive Vice President, Chief Operating Officer. Until her resignation in September 2004, she was employed under an employment agreement entered into as of April 27, 2003, that would have terminated on September 1, 2007. Her annual base salary was $625,000 and she was eligible to receive an annual bonus in an amount to be determined by our board of directors, with a contractual minimum for 2003 of $203,125. Commencing in 2004, Ms. Bellville would have been eligible to receive a target annual bonus equal to 100% of her base salary for the applicable year at the discretion of the board of directors, 50% to be based on personal performance goals and 50% to be based on overall company performance. Under a prior offer letter dated December 3, 2002, Ms. Bellville was granted 500,000 options to purchase share of our Class A common stock, which vested 25% on the date of the grant (December 9, 2002), with the balance to vest in 36 equal installments commencing January 2003. Ms. Bellville's employment agreement provided that if she was terminated without cause or if she terminated the agreement for good reason (including due to a change in control or if Ms. Bellville is required to report, directly or indirectly, to persons other than the Chief Executive Officer), we would pay Ms. Bellville an amount equal to the aggregate base salary due to Ms. Bellville during the remainder of the term, or renewal term and a full prorated bonus for the year in which the termination occurs, within thirty days of termination. Ms. Bellville's employment agreement included a covenant not to compete for the balance of the initial term or any renewal term, but no more than one year, in the event of termination without cause or by her with good reason. Her agreement further provided that she was entitled to participate in any disability insurance, pension or other benefit plan afforded to employees generally or to our executives, including our LTIP. Ms. Bellville was entitled to a monthly car allowance and reimbursement for all business expenses associated with the use of such car. Ms. Bellville's agreement provided that she was entitled to the reimbursement of dues for her membership in a country club of her choice, and reimbursement for up to $5,000 per year for tax, legal and financial planning services. Her base salary may have been increased at the discretion of our board of directors. Ms. Bellville's agreement provided for automatic one-year renewals.

     On September 16, 2004, Charter entered into an agreement with Ms. Bellville governing the terms and conditions of her resignation as an officer and employee of the Company. Under the terms of the Agreement, Ms. Bellville will have the right to receive 65 weeks of base pay based on an annual base of $625,000, plus usual compensation for all accrued vacation and other leave time. Any stock options granted to Ms. Bellville will continue to vest during the salary continuation period. Ms. Bellville will have 60 days after the expiration of the salary continuation period to exercise any outstanding vested options at the applicable exercise prices established at each grant date. Ms. Bellville is entitled to receive relocation benefits under the Company's current relocation policy with respect to a move to a specified geographic area and will be provided outplacement assistance for 6 months following the date of her separation from the Company. Her resignation was effective September 30, 2004. The Agreement provided that the previously existing Employment Agreement would terminate, except for certain ongoing obligations on Ms. Bellville's part concerning confidentiality, non-solicitation and non-disparagement. The contractual restriction on her ability to solicit current Charter employees does not apply to persons who, at the time of solicitation, have not worked for Charter in the prior 6 months and are not receiving severance from Charter. In addition, the non-competition provisions of her Employment Agreement were waived. Under the Agreement, Ms. Bellville waived a right to any bonus or incentive plan and released the Company from any claims arising out of or based upon any facts occurring prior to the date of the Agreement, but the Company will continue to provide Ms. Bellville certain indemnification rights for that period.

     Mr. Silva was employed as Executive Vice President -- Corporate Development and Chief Technology Officer. Until his resignation in July 2003, he received a base salary of $300,000 and was eligible to receive an annual bonus of up to 50% of base, according to our Executive Bonus Policy in accordance with past practices, and additional bonuses at the discretion of the board. Pursuant to his employment agreement, Mr. Silva received 36,000 shares of restricted stock under our 2001 Stock Incentive Plan. Under his agreement, Mr. Silva's restricted shares vested 25% on the grant date, with the remainder to vest in 36 equal monthly installments beginning December 2002. Mr. Silva's agreement provided that he was eligible for any disability insurance, pension or other benefit plan offered to employees generally or to our executives. Mr. Silva's agreement also provided that, to the extent we did not provide life insurance in an amount at least equal to the unpaid amount of his base salary through the end of the term of his agreement, we would continue to pay his estate an amount equal to his base salary in installments through the end of the term.

     In addition to the indemnification provisions which apply to all employees under our Bylaws, each of these agreements provides that we will indemnify and hold harmless each employee to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by the applicable employee of his or her duties. Each of the above agreements also contains confidentiality and non-solicitation provisions.

     Mr. Chang is employed under the terms contained in an offer letter effective December 2, 2003 providing for an annual base salary of $400,000 and eligibility for an annual incentive target of 100% of the base salary (based on a combination of personal performance goals and overall company performance). Mr. Chang is also eligible to participate in our 2001 Stock Incentive Plan. Under this plan, Mr. Chang was granted 350,000 options to purchase Class A common stock and 50,000 restricted shares on December 9, 2003. Mr. Chang is also entitled to participate in our LTIP. Mr. Chang's agreement provides that one half of each of his unvested restricted shares would immediately vest, and one half of each of his unvested options of the initial option grant would vest if
(1) there is a change in our current Chief Executive Officer, (2) there is a change in reporting relationship to anyone other than the Chief Executive Officer, (3) there is a requirement that the employee relocate, (4) there is a change of control of the Company or (5) if terminated without cause. In addition, Mr. Chang would be entitled to eighteen months of full severance benefits at his current compensation rate, plus the pro rata portion of his bonus amount within thirty days after termination because of any of these events.

     From January 5, 2004 until his resignation in August 2004, Michael P. Huseby was employed as Charter's Chief Financial Officer under the terms of a letter agreement dated January 5, 2004. The terms contained in such letter agreement were essentially the same as those contained in Mr. Chang's letter agreement.

     The Company has separation guidelines which generally apply to all employees in situations where management determines that an employee is entitled to severance benefits. Severance benefits are granted solely in management's discretion and are not an employee entitlement or guaranteed benefit. The guidelines provide that persons employed at the level of Senior Vice President may be eligible to receive between six and fifteen months of severance benefits and persons employed at the level of Executive Vice President may be eligible to receive between nine and eighteen months of severance benefits in the event of separation under certain circumstances generally including the elimination of a position, work unit or general staff reduction. Separation benefits are contingent upon employees signing a separation agreement containing certain provisions including a release of all claims against the Company. Severance amounts paid under these guidelines are distinct and separate from any one-time, special or enhanced severance programs that may be approved by the Company from time to time.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS

     Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

          (1) any breach of the director's duty of loyalty to the corporation and its stockholders;

          (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          (3) unlawful payments of dividends or unlawful stock purchases or redemptions; or

          (4) any transaction from which the director derived an improper personal benefit.

     Our Bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the fullest extent permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     We have reimbursed certain of our current and former directors, officers and employees in connection with their defense of certain legal actions. See "Certain Relationships and Related Transactions -- Other Miscellaneous Relationships -- Indemnification Advances."

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following information is provided as of December 31, 2003 with respect to equity compensation plans:

                                 NUMBER OF SECURITIES                            NUMBER OF SECURITIES
                                   TO BE ISSUED UPON        WEIGHTED AVERAGE     REMAINING AVAILABLE
                                EXERCISE OF OUTSTANDING    EXERCISE PRICE OF     FOR FUTURE ISSUANCE
                                   OPTIONS, WARRANTS      OUTSTANDING OPTIONS,       UNDER EQUITY
PLAN CATEGORY                         AND RIGHTS          WARRANTS AND RIGHTS     COMPENSATION PLANS
-------------                   -----------------------   --------------------   --------------------
Equity compensation plans
  approved by security
  holders.....................        47,882,365(1)              $12.48               41,410,523
Equity compensation plans not
  approved by security
  holders.....................           186,385(2)              $20.46                       --
                                      ----------                                      ----------
TOTAL.........................        48,068,750                 $12.51               41,410,523

---------------

(1) This total does not include 154,562 shares issued pursuant to restricted stock grants made under our 2001 Stock Incentive Plan, which were subject to vesting based on continued employment.

(2) Includes shares of Class A common stock to be issued upon exercise of options granted pursuant to an individual compensation agreement with a consultant. In addition, in December 2003, subject to certain conditions, the Company agreed (1) to exchange the 186,385 options listed above for 18,638 shares of Class A common stock, and (2) to issue to the holder options to purchase an additional 289,268 shares of Class A common stock for an exercise price of $3.905 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following sets forth certain transactions in which we are involved in which our directors executive officers and affiliates have or may have a material interest. The transactions fall generally into three broad categories:

     - Transactions in which Mr. Allen has an interest that arise directly out of Mr. Allen's investment in Charter Communications, Inc. and Charter Communications Holding Company, LLC ("Charter Holdco"). A large number of the transactions described below arise out of Mr. Allen's direct and indirect (through Charter Investment Inc., or the Vulcan entities, each of which Mr. Allen controls) investment in the Company and its subsidiaries, as well as commitments made as consideration for the investments themselves.

     - Transactions with third party providers of products, services and content in which Mr. Allen has a material interest. Mr. Allen has numerous investments in the areas of technology and media. We have a number of commercial relationships with third parties in which Mr. Allen has an interest.

     - Other Miscellaneous Transactions. We have a limited number of transactions in which certain of the officers, directors and principal stockholders of the Company and its subsidiaries, other than Mr. Allen, have an interest.

     A number of the debt instruments of our subsidiaries require delivery of fairness opinions for transactions with Mr. Allen or his affiliates involving more than $50 million. Such fairness opinions have been obtained whenever required. All of our transactions with Mr. Allen or his affiliates have been considered for approval either by the board of directors of the Company or a committee of the board of directors and, in compliance with corporate governance requirements, all related party transactions are considered by the Audit Committee comprised entirely of independent directors. All of our transactions with Mr. Allen or his affiliates have been deemed by the board of directors or a committee of the board of directors to be in our best interest. Except where noted below, we do not believe that these transactions present any unusual risks for us that would not be present in any similar commercial transaction.

     The chart below summarizes certain information with respect to these transactions. Additional information regarding these transactions is provided following the chart.

TRANSACTION                                 INTERESTED RELATED PARTY        DESCRIPTION OF TRANSACTION
-----------                                 ------------------------        --------------------------
Intercompany Management Arrangements        Paul G. Allen              The subsidiaries of Charter Holdco
                                                                       paid the Company approximately $84
                                                                       million for management services
                                                                       rendered in 2003.
Mutual Services Agreement                   Paul G. Allen              The Company paid Charter Holdco $73
                                                                       million for services rendered in
                                                                       2003.
Management Agreement                        Paul G. Allen              No fees were paid in 2003, although
                                                                       total management fees payable to
                                                                       Charter Investment, Inc., exclusive
                                                                       of interest, were approximately $14
                                                                       million at December 31, 2003.
Tax Provisions of Charter Holdco's          Paul G. Allen              In 2003, the operating agreement of
Operating Agreement                                                    Charter Holdco allocated certain of
                                                                       our tax losses to entities
                                                                       controlled by Paul Allen.
Channel Access Agreement                    Paul G. Allen              At Vulcan Ventures' request, we will
                                                                       provide Vulcan Ventures with
                                                                       exclusive rights for carriage on
                                                                       eight of our digital cable channels
                                                                       as partial consideration for a prior
                                                                       capital contribution of $1.3
                                                                       billion.
Equity Put Rights                           Paul G. Allen              Certain sellers of cable systems
                                                                       that we acquired were granted, or
                                                                       previously had, the right, as
                                                                       described below, to put to Paul
                                                                       Allen equity in us (in the case of
                                                                       Rifkin and Falcon), Charter Holdco
                                                                       (in the case of Rifkin) and CC VIII,
                                                                       LLC (in the case of Bresnan) issued
                                                                       to such sellers in connection with
                                                                       such acquisitions.

TRANSACTION                                 INTERESTED RELATED PARTY        DESCRIPTION OF TRANSACTION
-----------                                 ------------------------        --------------------------
Funding Commitment of Vulcan Inc.           Paul G. Allen              Pursuant to a commitment letter
                                                                       dated April 14, 2003, Vulcan Inc.,
                                                                       which is an affiliate of Paul Allen,
                                                                       agreed to lend, under certain
                                                                       circumstances, or cause an affiliate
                                                                       to lend to Charter Communications
                                                                       Holdings, LLC ("Charter Holdings")
                                                                       or any of its subsidiaries a total
                                                                       amount of up to $300 million, which
                                                                       amount included a subfacility of up
                                                                       to $100 million for the issuance of
                                                                       letters of credit. In November 2003,
                                                                       we terminated the commitment. We
                                                                       incurred expenses to Vulcan Inc.
                                                                       totaling $5 million in connection
                                                                       with the commitment prior to
                                                                       termination.
TechTV Carriage Agreement                   Paul G. Allen              We recorded approximately $1 million
                                            William D. Savoy           from TechTV under the affiliation
                                            Larry W. Wangberg          agreement in 2003 related to launch
                                                                       incentives as a reduction of
                                                                       programming expense and paid TechTV
                                                                       approximately $80,600.
Oxygen Media Corporation Carriage           Paul G. Allen              We paid Oxygen Media approximately
Agreement                                                              $9 million under a Carriage
                                                                       Agreement in exchange for
                                                                       programming in 2003. We recorded
                                                                       approximately $1 million in 2003
                                                                       from Oxygen Media related to launch
                                                                       incentives as a reduction of
                                                                       programming expense. We hold
                                                                       warrants to purchase 2.4 million
                                                                       shares of Oxygen Media common stock
                                                                       and received the rights to receive
                                                                       unregistered shares of Oxygen Media
                                                                       common stock to be issued on or
                                                                       prior to February 2, 2005 at a
                                                                       guaranteed fair market value of $34
                                                                       million. We recognized approximately
                                                                       $9 million as a reduction of
                                                                       programming expense in 2003, in
                                                                       recognition of the guaranteed value
                                                                       of the investment.
Portland Trail Blazers Carriage Agreement   Paul G. Allen              We paid approximately $135,200 for
                                                                       rights to carry the cable broadcast
                                                                       of certain Trail Blazers basketball
                                                                       games in 2003.
Click2learn, Inc. Software License          Paul G. Allen              We paid approximately $57,100 under
Agreement                                                              a Software License Agreement in
                                                                       2003.

TRANSACTION                                 INTERESTED RELATED PARTY        DESCRIPTION OF TRANSACTION
-----------                                 ------------------------        --------------------------
Digeo, Inc. Broadband Carriage Agreement    Paul G. Allen              We paid Digeo approximately $4
                                            William D. Savoy           million for customized development
                                            Carl E. Vogel              of the i-channels and the local
                                                                       content tool kit in 2003. We entered
                                                                       into a license agreement in 2004 for
                                                                       the software that runs DVR units
                                                                       purchased from a third party. We
                                                                       executed a binding term sheet in
                                                                       2004 for the purchase of up to
                                                                       70,000 DVR units and a related
                                                                       software license agreement, both
                                                                       subject to satisfaction of certain
                                                                       conditions.
Viacom Networks                             Jonathan L. Dolgen         We are party to certain affiliation
                                                                       agreements with networks of Viacom,
                                                                       pursuant to which Viacom provides
                                                                       Charter with programming for
                                                                       distribution via our cable systems.
                                                                       For the year ended December 31,
                                                                       2003, Charter paid Viacom
                                                                       approximately $188 million for
                                                                       programming and recorded
                                                                       approximately $4.7 million from
                                                                       Viacom for launch incentives and
                                                                       marketing support.
HDNet and HDNet Movies Network              Mark Cuban                 We are party to an agreement to
                                                                       carry two around-the-clock, high
                                                                       definition networks, HDNet and HDNet
                                                                       Movies. We paid HDNet and HDNet
                                                                       Movies approximately $21,900 in
                                                                       2003.
Office lease agreement                      David L. McCall            We paid approximately $189,200 in
                                                                       2003 under an office lease agreement
                                                                       to a partnership controlled by Mr.
                                                                       McCall, a former executive officer
                                                                       who resigned in January 2003.
Construction services                       David L. McCall            In 2003, we paid approximately
                                                                       $381,300 to a construction company
                                                                       controlled by Mr. McCall's brother
                                                                       and approximately $373,800 to a
                                                                       construction company controlled by
                                                                       Mr. McCall's son.
Lease arrangements                          Marc B. Nathanson          We paid approximately $16,600 in
                                                                       2003 to companies controlled by Mr.
                                                                       Nathanson under a warehouse lease
                                                                       agreement.
Payment for relative's services             Carl E. Vogel              Since June 2003, Mr. Vogel's
                                                                       brother-in-law has been an employee
                                                                       of a subsidiary of the Company at an
                                                                       annual salary commensurate with his
                                                                       position in Charter's Engineering
                                                                       department.
Purchase of advertising                     Marc B. Nathanson          We paid approximately $79,700 in
                                                                       2003 to purchase advertising on
                                                                       certain radio stations owned by Mr.
                                                                       Nathanson and his son.

TRANSACTION                                 INTERESTED RELATED PARTY        DESCRIPTION OF TRANSACTION
-----------                                 ------------------------        --------------------------
Enstar Limited Partnership Systems          Charter officers who       We earned approximately $469,300 in
Purchase and Management Services            were appointed by a        2003 by providing management
                                            Charter Subsidiary (as     services to the Enstar limited
                                            general partner) to        partnerships.
                                            serve as officers of
                                            Enstar limited
                                            partnerships
Indemnification Advances                    Current and former         We reimbursed certain of our current
                                            directors and current      and former directors and executive
                                            and former officers        officers a total of approximately $8
                                            named in certain legal     million and $3 million for costs
                                            proceedings                incurred in connection with certain
                                                                       litigation matters in 2003 and 2002,
                                                                       respectively.

     The following sets forth more details regarding the transactions summarized above.

TRANSACTIONS ARISING OUT OF OUR ORGANIZATIONAL STRUCTURE AND MR. ALLEN'S INVESTMENT IN CHARTER COMMUNICATIONS, INC. AND ITS SUBSIDIARIES

     As noted above, a number of our related party transactions arise out of Mr. Allen's investment in the Company and its subsidiaries. Some of these transactions are with Charter Investment, Inc. and Vulcan Ventures (both owned 100% by Mr. Allen), the Company (controlled by Mr. Allen) and Charter Holdco (approximately 46.5% owned by us and 53.5% owned by other affiliates of Mr. Allen).

  INTERCOMPANY MANAGEMENT ARRANGEMENTS.

     The Company is a party to management arrangements with Charter Holdco and certain of its subsidiaries. Under these agreements, the Company provides management services for the cable systems owned or operated by its subsidiaries. These management agreements provide for reimbursement to the Company for all costs and expenses incurred by it attributable to the ownership and operation of the managed cable systems. In general, the total amount paid by Charter Holdco and all of its subsidiaries is limited to the amount necessary to reimburse the Company for all of its expenses, costs, losses, liabilities and damages paid or incurred by it in connection with the performance of its services under the various management agreements and in connection with its corporate overhead, administration, salary expense and similar items. The expenses subject to reimbursement include fees the Company is obligated to pay under the mutual services agreement with Charter Investment, Inc. Payment of management fees by the Company's operating subsidiaries is subject to certain restrictions under the credit facilities and indentures of such subsidiaries. If any portion of the management fee due and payable is not paid, it is deferred by the Company and accrued as a liability of such subsidiaries. Any deferred amount of the management fee will bear interest at the rate of 10% per year, compounded annually, from the date it was due and payable until the date it is paid. For the year ended December 31, 2003, our subsidiaries paid a total of $84 million in management fees to the Company.

  MUTUAL SERVICES AGREEMENT

     The Company, Charter Holdco and Charter Investment, Inc. are parties to a mutual services agreement whereby each party shall provide rights and services to the other parties as may be reasonably requested for the management of the entities involved and their subsidiaries, including the cable systems owned by their subsidiaries all on a cost-reimbursement basis. The officers and employees of each party are available to the other parties to provide these rights and services, and all expenses and costs incurred in providing these rights and services are paid by the Company. Each of the parties will indemnify and hold harmless the other parties and their directors, officers and employees from and against any and all claims that may be made against any of them in connection with the mutual services agreement except due to its or their gross negligence or willful misconduct. The mutual services agreement expires on November 12, 2009, and may be terminated at any time by any party upon thirty days' written notice to the other. For the year ended December 31, 2003, the Company paid approximately $73 million to Charter Holdco for services rendered pursuant to the mutual services agreement. All such amounts are reimbursable to the Company pursuant to a management arrangement with our subsidiaries. The accounts and balances related to these services eliminate in consolidation. Charter Investment, Inc. no longer provides services pursuant to this agreement.

  PREVIOUS MANAGEMENT AGREEMENT WITH CHARTER INVESTMENT, INC.

     Prior to November 12, 1999, Charter Investment, Inc. provided management and consulting services to our operating subsidiaries for a fee equal to 3.5% of the gross revenues of the systems then owned, plus reimbursement of expenses. The balance of management fees payable under the previous management agreement was accrued with payment at the discretion of Charter Investment, Inc., with interest payable on unpaid amounts. For the year ended December 31, 2003, the Company's subsidiaries did not pay any fees to Charter Investment, Inc. to reduce management fees payable. As of December 31, 2003, total management fees payable to Charter Investment, Inc. were approximately $14 million, exclusive of any interest that may be charged.

  CHARTER COMMUNICATIONS HOLDING COMPANY, LLC LIMITED LIABILITY
  AGREEMENT -- TAXES

     The limited liability company agreement of Charter Holdco contains special provisions regarding the allocation of tax losses and profits among its members -- Vulcan Cable III, Inc., Charter Investment, Inc. and us. In some situations, these provisions may cause us to pay more tax than would otherwise be due if Charter Holdco had allocated profits and losses among its members based generally on the number of common membership units.

  VULCAN VENTURES CHANNEL ACCESS AGREEMENT

     Vulcan Ventures, an entity controlled by Mr. Allen, the Company, Charter Investment, Inc. and Charter Holdco are parties to an agreement dated September 21, 1999 granting to Vulcan Ventures the right to use up to eight of our digital cable channels as partial consideration for a prior capital contribution of $1.325 billion. Specifically, at Vulcan Ventures' request, we will provide Vulcan Ventures with exclusive rights for carriage of up to eight digital cable television programming services or channels on each of the digital cable systems with local and to the extent available, national control of the digital product owned, operated, controlled or managed by the Company or its subsidiaries now or in the future of 550 megahertz or more. If the system offers digital services but has less than 550 megahertz of capacity, then the programming services will be equitably reduced. Upon request of Vulcan Ventures, we will attempt to reach a comprehensive programming agreement pursuant to which it will pay the programmer, if possible, a fee per digital video customer. If such fee arrangement is not achieved, then we and the programmer shall enter into a standard programming agreement. The initial term of the channel access agreement was 10 years, and the term extends by one additional year (such that the remaining term continues to be 10 years) on each anniversary date of the agreement unless either party provides the other with notice to the contrary at least 60 days prior to such anniversary date. To date, Vulcan Ventures has not requested to use any of these channels. However, in the future it is possible that Vulcan Ventures could require us to carry programming that is less profitable to us than the programming that we would otherwise carry and our results would suffer accordingly.

  EQUITY PUT RIGHTS

     CC VIII. As part of the acquisition of the cable systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, Charter's indirect limited liability company subsidiary, issued, after adjustments, 24,273,943 Class A preferred membership units (collectively, the "CC VIII interest") with a value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, subsequently owned by Comcast Corporation (the "Comcast sellers"). While held by the Comcast sellers, the CC VIII interest was entitled to a 2% priority return on its initial capital account and such priority return was entitled to preferential distributions from available cash and upon liquidation of CC VIII. While held by the Comcast sellers, the CC VIII interest generally did not share in the profits and losses of CC VIII. Mr. Allen granted the Comcast sellers the right to sell to him the CC VIII interest for approximately $630 million plus 4.5% interest annually from February 2000 (the "Comcast put right"). In April 2002, the Comcast sellers exercised the Comcast put right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen has become the holder of the CC VIII interest, indirectly through an affiliate. Consequently, subject to the matters referenced in the next paragraph, Mr. Allen generally thereafter will be allocated his pro rata share (based on number of membership interests outstanding) of profits or losses of CC VIII. In the event of a liquidation of CC VIII, Mr. Allen would be entitled to a priority distribution with respect to the 2% priority return (which will continue to accrete). Any remaining distributions in liquidation would be distributed to CC V Holdings, LLC and Mr. Allen in proportion to CC V Holdings, LLC's capital account and Mr. Allen's capital account (which will equal the initial capital account of the Comcast sellers of approximately $630 million, increased or decreased by Mr. Allen's pro rata share of CC VIII's profits or losses (as computed for capital account purposes) after June 6, 2003). The limited liability company agreement of CC VIII does not provide for a mandatory redemption of the CC VIII interest.

     An issue has arisen as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII interest following consummation of the Comcast put right. Specifically, under the terms of the Bresnan transaction documents that were entered into in June 1999, the Comcast sellers originally would have received, after adjustments, 24,273,943 Charter Holdco membership units, but due to an FCC regulatory issue raised by the Comcast sellers shortly before closing, the Bresnan transaction was modified to provide that the Comcast sellers instead would receive the preferred equity interests in CC VIII represented by the CC VIII interest. As part of the last-minute changes to the Bresnan transaction documents, a draft amended version of the Charter Holdco limited liability company agreement was prepared, and contract provisions were drafted for that agreement that would have required an automatic exchange of the CC VIII interest for 24,273,943 Charter Holdco membership units if the Comcast sellers exercised the Comcast put right and sold the CC VIII interest to Mr. Allen or his affiliates. However, the provisions that would have required this automatic exchange did not appear in the final version of the Charter Holdco limited liability company agreement that was delivered and executed at the closing of the Bresnan transaction. The law firm that prepared the documents for the Bresnan transaction brought this matter to the attention of Charter and representatives of Mr. Allen in 2002.

     Thereafter, the board of directors of Charter formed a Special Committee (currently comprised of Messrs. Merritt, Tory and Wangberg) to investigate the matter and take any other appropriate action on behalf of Charter with respect to this matter. After conducting an investigation of the relevant facts and circumstances, the Special Committee determined that a "scrivener's error" had occurred in February 2000 in connection with the preparation of the last-minute revisions to the Bresnan transaction documents and that, as a result, Charter should seek the reformation of the Charter Holdco limited liability company agreement, or alternative relief, in order to restore and ensure the obligation that the CC VIII interest be automatically exchanged for Charter Holdco units. The Special Committee further determined that, as part of such contract reformation or alternative relief, Mr. Allen should be required to contribute the CC VIII interest to Charter Holdco in exchange for 24,273,943 Charter Holdco membership units. The Special Committee also recommended to the board of directors of Charter that, to the extent the contract reformation is achieved, the board of directors should consider whether the CC VIII interest should ultimately be held by Charter Holdco or Charter Holdings or another entity owned directly or indirectly by them.

     Mr. Allen disagrees with the Special Committee's determinations described above and has so notified the Special Committee. Mr. Allen contends that the transaction is accurately reflected in the transaction documentation and contemporaneous and subsequent company public disclosures.

     The parties engaged in a process of non-binding mediation to seek to resolve this matter, without success. The Special Committee is evaluating what further actions or processes it may undertake to resolve this dispute. To accommodate further deliberation, each party has agreed to refrain from initiating legal proceedings over this matter until it has given at least ten days' prior notice to the other. In addition, the Special Committee and Mr. Allen have determined to utilize the Delaware Court of Chancery's program for mediation of complex business disputes in an effort to resolve the CC VIII interest dispute. If the Special Committee and Mr. Allen are unable to reach a resolution through that mediation process or to agree on an alternative dispute resolution process, the Special Committee intends to seek resolution of this dispute through judicial proceedings in an action that would be commenced, after appropriate notice, in the Delaware Court of Chancery against Mr. Allen and his affiliates seeking contract reformation, declaratory relief as to the respective rights of the parties regarding this dispute and alternative forms of legal and equitable relief. The ultimate resolution and financial impact of the dispute are not determinable at this time.

     Rifkin. On September 14, 1999, Mr. Allen and Charter Holdco entered into a put agreement with certain sellers of the Rifkin cable systems that received a portion of their purchase price in the form of 3,006,202 Class A preferred membership units of Charter Holdco. This put agreement allowed these holders to compel Charter Holdco to redeem their Class A preferred membership units at any time before September 14, 2004 at $1.00 per unit, plus accretion thereon at 8% per year from September 14, 1999. Mr. Allen had guaranteed the redemption obligation of Charter Holdco. These units were put to Charter Holdco for redemption, and were redeemed on April 18, 2003 for a total price of approximately $3.9 million.

     Mr. Allen also was a party to a put agreement with certain sellers of the Rifkin cable systems that received a portion of their purchase price in the form of shares of Class A common stock of the Company. Under this put agreement, such holders have the right to sell to Mr. Allen any or all of such shares of Class A common stock at $19 per share (subject to adjustments for stock splits, reorganizations and similar events), plus interest at a rate of 4.5% per year, compounded annually from November 12, 1999. Approximately 4.6 million shares were put to Mr. Allen under these agreements prior to their expiration on November 12, 2003.

     Falcon. Mr. Allen also was a party to a put agreement with certain sellers of the Falcon cable systems (including Mr. Nathanson, one of our directors) that received a portion of their purchase price in the form of shares of Class A common stock of the Company. Under the Falcon put agreement, such holders had the right to sell to Mr. Allen any or all shares of Class A common stock received in the Falcon acquisition at $25.8548 per share (subject to adjustments for stock splits, reorganizations and similar events), plus interest at a rate of 4.5% per year, compounded annually from November 12, 1999. Approximately 19.4 million shares were put to Mr. Allen under these agreements prior to their expiration on November 12, 2003.

  PREVIOUS FUNDING COMMITMENT OF VULCAN INC.

     Effective April 14, 2003, our subsidiary, Charter Communications VII, LLC, entered into a commitment letter with Vulcan Inc., which is an affiliate of Paul Allen, under which Vulcan Inc. agreed to lend, under certain circumstances, or cause an affiliate to lend initially to Charter Communications VII, LLC, or another subsidiary of Charter Holdings, up to $300 million, which amount included a subfacility of up to $100 million for the issuance of letters of credit. No amounts were ever drawn under the commitment letter. In November 2003, we terminated the commitment. We incurred expenses to Vulcan Inc. totaling $5 million in connection with the commitment (including an extension fee) prior to termination.

  ALLOCATION OF BUSINESS OPPORTUNITIES WITH MR. ALLEN

     As described under "-- Third Party Business Relationships in which Mr. Allen has an Interest" in this section, Mr. Allen and a number of his affiliates have interests in various entities that provide services or programming to our subsidiaries. Given the diverse nature of Mr. Allen's investment activities and interests, and to avoid the possibility of future disputes as to potential business, the Company and Charter Holdco, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries, to engage in any business transaction outside the cable transmission business except for the Digeo, Inc. joint venture; a joint venture to develop a digital video recorder set-top terminal; an existing investment in Cable Sports Southeast, LLC, a provider of regional sports programming; as an owner of the business of Interactive Broadcaster Services Corporation or, Chat TV, an investment in @Security Broadband Corp., a company developing broadband security applications; and incidental businesses engaged in as of the closing of the Company's initial public offering in November 1999. This restriction will remain in effect until all of the shares of the Company's high-vote Class B common stock have been converted into shares of Class A common stock due to Mr. Allen's equity ownership falling below specified thresholds.

     Should the Company or Charter Holdco or any of their subsidiaries wish to pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, it must first offer Mr. Allen the opportunity to pursue the particular business transaction. If he decides not to pursue the business transaction and consents to the Company or its subsidiaries engaging in the business transaction, they will be able to do so. In any such case, the restated certificate of incorporation of the Company and the limited liability company agreement of Charter Holdco would need to be amended accordingly to modify the current restrictions on the ability of such entities to engage in any business other than the cable transmission business. The cable transmission business means the business of transmitting video, audio, including telephony, and data over cable systems owned, operated or managed by the Company, Charter Holdco or any of their subsidiaries from time to time.

     Under Delaware corporate law, each director of the Company, including Mr. Allen, is generally required to present to the Company, any opportunity he or she may have to acquire any cable transmission business or any company whose principal business is the ownership, operation or management of cable transmission businesses, so that we may determine whether we wish to pursue such opportunities. However, Mr. Allen and the other directors generally will not have an obligation to present other types of business opportunities to the Company and they may exploit such opportunities for their own account.

     Also, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen and his affiliates in connection with his investments in businesses in which we are permitted to engage under the Company's restated certificate of incorporation and our subsidiaries' limited liability company agreement. Certain of the indentures of our subsidiaries require the applicable issuer of notes to obtain, under certain circumstances, approval of the board of directors of the Company and, where a transaction is valued at or in excess of $50 million, a fairness opinion with respect to transactions in which Mr. Allen has an interest. We have not instituted any other formal plan or arrangement to address potential conflicts of interest.

     The restrictive provisions of the organizational documents described above may limit our ability to take advantage of attractive business opportunities. Consequently, our ability to offer new products and services outside of the cable transmission business and enter into new businesses could be adversely affected, resulting in an adverse effect on our growth, financial condition and results of operations.

  MIRROR NOTES

     The Company is a holding company and its principal assets are its equity interest in Charter Holdco and certain mirror notes payable by Charter Holdco to the Company, which have the same principal amount and terms as those of the Company's convertible senior notes. In 2003, Charter Holdco paid to the Company $68 million related to interest on the mirror notes. In connection with our repurchase of approximately $477 million of our outstanding 4.75% senior convertible notes due 2006 and approximately $132 million of our outstanding 5.75% senior convertible notes due 2005, $520 million of CCH II 10.25% senior notes were transferred (through a series of distributions) by CCH II to Charter Holdco, which in turn assigned those CCH II senior notes to us in exchange for the cancellation of mirror notes of each series having a principal amount equal to the amount of convertible notes of that series repurchased by us. As part of the closing of that transaction, Charter Holdco also paid to the Company cash in the amount of $10 million, which represented the sum of (a) all accrued and unpaid interest on the portions of the mirror notes transferred by the Company to Charter Holdco, to, but not including, the date of the closing, on the basis set forth in the mirror notes, (b) an amount equal to the total amount of cash payable by the Company in lieu of fractional interests in the 10.25% CCH II senior notes which would have otherwise been due to the holders as a consequence of the exchange and (c) the costs and expenses relating to such transactions.

THIRD PARTY BUSINESS RELATIONSHIPS IN WHICH MR. ALLEN HAS AN INTEREST

     As previously noted, Mr. Allen has extensive investments in the areas of media and technology. We have a number of commercial relationships with third parties in which Mr. Allen has an interest. Mr. Allen or his affiliates own equity interests or warrants to purchase equity interests in various entities with which we do business or which provide us with products, services or programming. Mr. Allen owns 100% of the equity of

Vulcan Ventures Incorporated and Vulcan Inc. and is the president of Vulcan Ventures. The various cable, media, Internet and telephony companies in which Mr. Allen has invested may mutually benefit one another. We can give no assurance, nor should you expect, that any of these business relationships will be successful, that we will realize any benefits from these relationships or that we will enter into any business relationships in the future with Mr. Allen's affiliated companies.

     Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of us and our business. We cannot assure you that, in the event that we or any of our subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to us as terms we might have obtained from an unrelated third party.

  TECHTV, L.L.C.

     TechTV, Inc. ("TechTV") operated a cable television network that offered programming mostly related to technology. Pursuant to an affiliation agreement that originated in 1998 and that terminates in 2008, TechTV has provided the Company with programming for distribution via its cable systems. The affiliation agreement provides, among other things, that TechTV must offer Charter certain terms and conditions that are no less favorable in the affiliation agreement than are given to any other distributor that serves the same number of or fewer TechTV viewing customers. Additionally, pursuant to the affiliation agreement, the Company was entitled to incentive payments for channel launches through December 31, 2003. For the year ended December 31, 2003, we recorded approximately $1 million from TechTV related to launch incentives as a reduction of programming expense and paid approximately $80,600 to TechTV in license fees under the affiliation agreement.

     In March 2004, Charter Holdco entered into agreements with Vulcan Programming and TechTV, which provide for (i) Charter Holdco and TechTV to amend the affiliation agreement which, among other things, revises the description of the TechTV network content, provides for Charter Holdco to waive certain claims against TechTV relating to alleged breaches of the affiliation agreement and provides for TechTV to make payment of outstanding launch receivables due to Charter Holdco under the affiliation agreement, (ii) Vulcan Programming to pay approximately $10 million and purchase over a 24-month period, at fair market rates, $2 million of advertising time across various cable networks on Charter cable systems in consideration of the agreements, obligations, releases and waivers under the agreements and in settlement of the aforementioned claims and
(iii) TechTV to be a provider of content relating to technology and video gaming for Charter's interactive television platforms through December 31, 2006 (exclusive for the first year). The Company recognized approximately $5 million of the Vulcan Programming payment as an offset to programming expense during the nine months ended September 30, 2004 with the remaining $5 million to be recognized over the term of the agreement.

     The Company believes that Vulcan Programming, which is 100% owned by Mr. Allen, owned an approximate 98% equity interest in TechTV at the time of the transaction. Until September 2003, Mr. Savoy, a former Charter director, was the president and director of Vulcan Programming and was a director of TechTV. Mr. Wangberg, one of Charter's directors, was the chairman, chief executive officer and a director of TechTV. Mr. Wangberg resigned as the chief executive officer of TechTV in July 2002. He remained a director of TechTV along with Mr. Allen until Vulcan Programming sold TechTV to an unrelated third party in May 2004.

  OXYGEN MEDIA CORPORATION

     Oxygen Media LLC ("Oxygen") provides programming content aimed at the female audience for distribution over cable systems and satellite. On July 22, 2002, Charter Holdco entered into a carriage agreement with Oxygen, whereby the Company agreed to carry programming content from Oxygen. Under the carriage agreement, the Company currently makes Oxygen programming available to approximately 5 million of its video customers. The term of the carriage agreement was retroactive to February 1, 2000, the date of launch of Oxygen programming by the Company, and runs for a period of five years from that date. For the year ended December 31, 2003, the Company paid Oxygen approximately $9 million for programming content.

     In addition, Oxygen pays the Company marketing support fees for customers launched after the first year of the term of the carriage agreement up to a total of $4 million. The Company recorded approximately $1 million related to these launch incentives as a reduction of programming expense for the year ended December 31, 2003.

     Concurrently with the execution of the carriage agreement, Charter Holdco entered into an equity issuance agreement pursuant to which Oxygen's parent company, Oxygen Media Corporation ("Oxygen Media"), granted a subsidiary of Charter Holdco a warrant to purchase 2.4 million shares of Oxygen Media common stock for an exercise price of $22.00 per share. Charter Holdco was also to receive unregistered shares of Oxygen Media common stock with a guaranteed fair market value on the date of issuance of $34 million, on or prior to February 2, 2005, with the exact date to be determined by Oxygen Media.

     The Company recognizes the guaranteed value of the investment over the life of the carriage agreement as a reduction of programming expense. For the year ended December 31, 2003, the Company recorded approximately $9 million, as a reduction of programming expense. The carrying value of the Company's investment in Oxygen was approximately $19 million as of December 31, 2003.

     In August 2004, Charter Holdco and Oxygen entered into agreements that amended and renewed the carriage agreement. The amendment to the carriage agreement (a) revises the number of the Company's customers to which Oxygen programming must be carried and for which the Company must pay, (b) releases Charter Holdco from any claims related to the failure to achieve distribution benchmarks under the carriage agreement, (c) requires Oxygen to make payment on outstanding receivables for marketing support fees due to the Company under the affiliation agreement; and (d) requires that Oxygen provide its programming content to the Company on economic terms no less favorable than Oxygen provides to any other cable or satellite operator having fewer subscribers than the Company. The renewal of the carriage agreement (a) extends the period that the Company will carry Oxygen programming to its customers through January 31, 2008, and (b) requires license fees to be paid based on customers receiving Oxygen programming, rather than for specific customer benchmarks.

     In August 2004, Charter Holdco and Oxygen also amended the equity issuance agreement to provide for the issuance of 1 million shares of Oxygen Preferred Stock with a liquidation preference of $33.10 per share plus accrued dividends to Charter Holdco on February 1, 2005 in place of the $34 million of unregistered shares of Oxygen Media common stock. The preferred stock is convertible into common stock after December 31, 2007 at a conversion ratio, the numerator of which is the liquidation preference and the denominator which is the fair market value per share of common stock on the conversion date.

     Mr. William Savoy, a director of Charter, Charter Holdco, and Charter Holdings until his resignation in April 2004, served on the board of directors of Oxygen until September 2003. As of December 31, 2003, through Vulcan Programming, Mr. Allen owned an approximate 31% interest in Oxygen assuming no exercises of outstanding warrants or conversion or exchange of convertible or exchangeable securities.

     Marc Nathanson has an indirect beneficial interest of less than 1% in Oxygen.

  PORTLAND TRAIL BLAZERS

     On October 7, 1996, the former owner of our Falcon cable systems entered into a letter agreement and a cable television agreement with Trail Blazers Inc. for the cable broadcast in the metropolitan area surrounding Portland, Oregon of pre-season, regular season and playoff basketball games of the Portland Trail Blazers, a National Basketball Association basketball team. Mr. Allen is the 100% owner of the Portland Trail Blazers and Trail Blazers Inc. After the acquisition of the Falcon cable systems in November 1999, we continued to operate under the terms of these agreements until their termination on September 30, 2001. Under the letter agreement, Trail Blazers Inc. was paid a fixed fee for each customer in areas directly served by the Falcon cable systems. Under the cable television agreement, we shared subscription revenues with Trail Blazers Inc. We paid approximately $135,200 for the year ended December 31, 2003 in connection with the cable broadcast of Portland Trail Blazers basketball games under the October 1996 cable television agreement and subsequent local cable distribution agreements.

  CLICK2LEARN, INC.

     Charter Holdco executed a Software License Agreement with Click2learn, Inc. ("Click2learn") effective June 30, 2002. Since October 1999 Charter Holdco has purchased professional services, software and maintenance from Click2learn, a company which provides enterprise software for organizations seeking to capture, manage and disseminate knowledge throughout their extended enterprise. Mr. Allen is the founder of Click2learn. As of December 31, 2003, Mr. Allen owned an approximate 21% interest in Click2learn through 616,120 shares held of record by Vulcan Ventures and 387,096 shares issuable upon exercise of a warrant issued to Vulcan Ventures. Mr. Allen owns 100% of Vulcan Ventures. For the year ended December 31, 2003, we paid approximately $57,100 to Click2learn.

  DIGEO, INC.

     On June 30, 2003, Charter Holdco entered into an agreement with Motorola, Inc. for the purchase of 100,000 digital video recorder ("DVR") units. The software for these DVR units is being supplied by Digeo Interactive, LLC ("Digeo Interactive"), a wholly owned subsidiary of Digeo, Inc. ("Digeo"), under a license agreement entered into in April 2004. Under the license agreement Digeo Interactive granted to Charter Holdco the right to use Digeo's proprietary software for the number of DVR units that Charter deploys from a maximum of 10 headends through year-end 2004. This maximum number of headends was increased from 10 to 15 pursuant to a letter agreement executed on June 11, 2004 and was increased again from 15 to 20 pursuant to a second letter agreement dated August 4, 2004. The license granted for each unit deployed under the agreement is valid for five years. In addition, Charter will pay certain other fees including a per-headend license fee and maintenance fees. Total license and maintenance fees during the term of the agreement are expected to be approximately $3 million. The agreement provides that Charter is entitled to receive contract terms, considered on the whole, and license fees, considered apart from other contract terms, no less favorable than those accorded to any other Digeo customer. In April 2004, the Company launched DVR service utilizing the Digeo proprietary software in its Rochester, Minnesota market.

     In May 2004, Charter Holdco entered into a binding term sheet with Digeo Interactive for the purchase of 70,000 Digeo PowerKey DVR units. The term sheet provides that the parties will proceed in good faith to negotiate, prior to year-end 2004, definitive agreements for the purchase of the DVR units and that the parties will enter into a license agreement for Digeo's proprietary software on terms substantially similar to the terms of the license agreement described above. Total purchase price and license and maintenance fees during the term of the definitive agreements are expected to be approximately $40 million. The term sheet and any definitive agreements will be terminable at no penalty to Charter in certain circumstances.

     On September 23, 2004, Charter and Digeo entered into a letter agreement amending the April 2004 license agreement to reduce certain fees payable to Digeo by Charter and to increase the maximum number of headends in which Charter has the right to deploy the DVR units from a maximum of 20 by year end 2004, to a maximum of 30 by June 30, 2005.

     The Company believes that Vulcan Ventures, an entity controlled by Mr. Allen, owns an approximate 60% equity interest in Digeo, Inc. Messrs. Allen and Vogel are directors of Digeo. Mr. Savoy, who resigned from Charter's board of directors in April 2004, was a director and served on the compensation committee of Digeo until September 2003. Mr. Vogel owns options to purchase 10,000 shares of Digeo common stock.

OTHER MISCELLANEOUS RELATIONSHIPS

  VIACOM NETWORKS

     Pursuant to certain affiliation agreements with networks of Viacom, Inc. ("Viacom"), including MTV, MTV2, Nickelodeon, VH1, TVLand, CMT, Spike TV, Comedy Central, Viacom Digital Suite, CBS owned and operated broadcast stations, Showtime, The Movie Channel, and Flix, Viacom provides Charter with programming for distribution via our cable systems. The affiliation agreements provide for, among other things, rates and terms of carriage, advertising avails on the Viacom networks, which Charter can sell to local advertisers and marketing support. For the year ended December 31, 2003, Charter paid Viacom approximately $188 million for programming and recorded approximately $4.7 million from Viacom networks related to launch incentives for certain channels and marketing support as a reduction of programming and marketing expenses, respectively. Mr. Dolgen is a Senior Advisor of Viacom, and from April 1994 to July 2004, served as Chairman and Chief Executive Officer of the Viacom Entertainment Group.

  HDNET AND HDNET MOVIES NETWORK

     On January 10, 2003, we signed an agreement to carry two around-the-clock, high definition networks, HDNet and HDNet Movies. HDNet Movies delivers a commercial-free schedule of full-length feature films converted from 35mm to high definition, including titles from an extensive library of Warner Bros. Films. HDNet Movies will feature a mix of theatrical releases, made-for-TV movies, independent films and shorts. The HDNet channel features a variety of HDTV programming, including live sports, sitcoms, dramas, action series, documentaries, travel programs, music concerts and shows, special events, and news features including the popular HDNet World Report. HDNet also offers a selection of classic and recent television series. We paid HDNet and HDNet Movies approximately $21,900 in 2003. We believe that entities controlled by Mark Cuban owned approximately 85% of HDNet as of December 31, 2003. As of December 31, 2003, Mr. Cuban, co-founder and president of HDNet, owned approximately 6.4% of the outstanding Class A common stock of the Company.

  PAYMENT FOR RELATIVE'S SERVICES

     Since June 2003, Mr. Vogel's brother-in-law has been an employee of a subsidiary of the Company at an annual salary, commensurate with his position in the Engineering department of Charter.

  AFFILIATE LEASES AND AGREEMENTS

     David L. McCall, who served as Senior Vice
President -- Operations -- Eastern Division until January 2003, is a partner in a partnership that leases office space to us under a lease agreement, which expires December 31, 2010. The partnership received approximately $189,200 pursuant to such lease and related agreements for the year ended December 31, 2003. In addition, during 2003 we paid approximately $381,300 for construction services to a construction company controlled by Mr. McCall's brother under a construction agreement, which expired December 31, 2003. We also paid approximately $373,800 during 2003 for construction services to a construction company controlled by Mr. McCall's son under several agreements, the last of which expired January 31, 2004.

     Companies controlled by Mr. Nathanson, a director of the Company, leased certain warehouse space in Riverside, California, to our subsidiaries. For the year ended December 31, 2003, total rent paid for the Riverside warehouse space was approximately $16,600, under a lease agreement, which expired March 15, 2003.

     An entity indirectly controlled by Mr. Nathanson owns certain radio stations from which Charter has purchased advertising. Mr. Nathanson's son is the President and an investor of such entity. Charter paid approximately $79,700 to this entity for advertising for 2003.

  MANAGEMENT FEES OF ENSTAR LIMITED PARTNERSHIPS

     Enstar Cable Corporation, the manager of the Enstar limited partnerships through a management agreement, engaged Charter Holdco to manage the Enstar limited partnerships. Pursuant to the management agreement, Charter Holdco provides management services to the Enstar limited partnerships in exchange for management fees. The Enstar limited partnerships also purchase basic and premium programming for their systems at cost from Charter Holdco. For the year ended December 31, 2003, Charter Holdco earned approximately $469,300 by providing management services to the Enstar limited partnerships.

     All of the executive officers of the Company, Charter Holdco and Charter Holdings act as officers of Enstar Communications Corporation.

  INDEMNIFICATION ADVANCES

     Pursuant to Charter's bylaws (and the employment agreements of certain of our current and former officers), the Company is obligated (subject to certain limitations) to indemnify and hold harmless, to the fullest extent permitted by law, any officer, director or employee against all expense, liability and loss (including, among other things, attorneys' fees) reasonably incurred or suffered by such officer, director or employee as a result of the fact that he or she is a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the Company. In addition, the Company is obligated to pay, as an advancement of its indemnification obligation, the expenses (including attorneys' fees) incurred by any officer, director or employee in defending any such action, suit or proceeding in advance of its final disposition, subject to an obligation to repay those amounts under certain circumstances. Pursuant to these indemnification arrangements and as an advancement of costs, the Company has reimbursed certain of its current and former directors and executive officers a total of approximately $8 million and $3 million in respect of invoices received in 2003 and 2002, respectively, in connection with their defense of certain legal actions described herein. Those current and former directors and officers include: Paul G. Allen, David C. Andersen, David G. Barford, Mary Pat Blake, J. Christian Fenger, Kent D. Kalkwarf, Ralph G. Kelly, Jerald L. Kent, Paul E. Martin, David L. McCall, Ronald L. Nelson, Nancy B. Peretsman, John C. Pietri, William D. Savoy, Steven
A. Schumm, Curtis S. Shaw, William J. Shreffler, Stephen E. Silva, James Trey Smith and Carl E. Vogel. These amounts have been submitted to the Company's director and officer insurance carrier for reimbursement. The carrier has raised various objections to portions of these amounts, and the Company is in negotiations with the carrier regarding their reimbursement.

                               ACCOUNTING MATTERS

PRINCIPAL ACCOUNTING FIRM

     KPMG LLP acted as the Company's principal accountant in 2002 and 2003 and, subject to ratification by stockholders at the Annual Meeting, KPMG LLP is expected to serve as the Company's principal accounting firm for 2004. Representatives of KPMG LLP will be in attendance at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

     In April 2002, the board of directors dismissed Arthur Andersen LLP and appointed KPMG LLP as the Company's independent public accountants for the year ended 2002 in accordance with the recommendation of the Audit Committee. Arthur Andersen LLP served as our independent public accountants for the year ended December 31, 2001.

     Arthur Andersen's report on our financial statements for the two fiscal years ended December 31, 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended December 31, 2001 and 2000 and the subsequent interim period through April 22, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP's satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with the audit reports on our consolidated financial statements for such years, and there were no reportable events as defined in Item 304(a)(l)(v) of Regulation S-K.

     We provided Arthur Andersen LLP with a copy of the foregoing disclosures and Arthur Andersen LLP agreed with such statements in a letter dated April 26, 2002 that was filed with the SEC. In 2003, KPMG LLP re-audited our 2000 and 2001 financial statements, which, among other things, resulted in a restatement of these financial statements.

     In the years ended December 31, 2001 and 2000 and through April 22, 2002, we did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the out consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

FEES OF INDEPENDENT PUBLIC ACCOUNTANTS

     The following table shows the fees paid or accrued by the Company for audit and other services provided by KPMG LLP for the last two fiscal years:

                                                                     AMOUNT
                                                              ---------------------
                                                                2003        2002
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Audit Fees..................................................  $3,217.00   $6,100.00
Audit-Related Fees..........................................  $  423.00   $  305.50
Tax Fees....................................................  $    0.00   $    0.00
All other Fees..............................................  $    0.00   $  258.00
Total.......................................................  $3,640.00   $6,663.50

     The Audit Committee has adopted policies and procedures requiring the pre-approval of non-audit services that may be provided by our independent auditor. We will also comply with the provisions of the Sarbanes-Oxley Act of 2002 and the related SEC rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services. The Audit Committee has determined that the provision of the services described under "All Other Fees" is compatible with maintaining the independence of KPMG LLP.

  AUDIT FEES

     During the years ended December 31, 2003 and 2002, we incurred fees and related expenses to KPMG LLP ("KPMG") for the audits of our and our subsidiaries financial statements, for the review of our and our subsidiaries interim financial statements and registration statement filings for the applicable year totaling approximately $3.2 million and $6.1 million, respectively.

  AUDIT-RELATED FEES

     We incurred fees to KPMG of approximately $0.4 million and $0.3 million during the years ended December 31, 2003 and 2002, respectively. In 2003, these services primarily related to the audit of cable systems sold to Atlantic Broadband Finance, LLC and advisory services associated with our Sarbanes-Oxley
Section 404 implementation. In 2002, these services primarily related to due diligence related to acquisitions.

  ALL OTHER FEES

     We incurred fees for other professional services rendered by KPMG of approximately $0 and $0.3 million during the years ended December 31, 2003 and 2002, respectively. In 2002, these services primarily related to a review of the accounts payable process and litigation support.

     The Audit Committee appoints, retains, compensates and oversees the registered public accountants (subject, if applicable, to board of director and/or stockholder ratification), and approves in advance all fees and terms for the audit engagement and non-audit engagements where non-audit services are not prohibited by Section 10A of the Securities Exchange Act of 1934, as amended with registered public accountants. Pre-approvals of non-audit services are sometimes delegated to a single member of the Audit Committee. However, any pre-approvals made by the Audit Committee's designee are presented at the Audit Committee's next regularly scheduled meeting. The Audit Committee has an obligation to consult with management on these matters. The Audit Committee approved 100% of the KPMG fees for the years ended December 31, 2003 and 2002. Each year, including 2003, with respect to the proposed audit engagement, the Audit

Committee reviews the proposed risk assessment process in establishing the scope of examination and the reports to be rendered.

     In its capacity as a committee of the board, the Audit Committee oversees the work of the registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The registered public accounting firm reports directly to the Audit Committee. In performing its functions, the Audit Committee undertakes those tasks and responsibilities that, in its judgment, most effectively contribute to and implement the purposes of the Audit Committee charter. For more detail of the Audit Committee's authority and responsibilities, see the Company's Audit Committee filed with the 2004 Proxy Statement of the Company.

                         REPORT OF THE AUDIT COMMITTEE

     The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.

     The Audit Committee was established to oversee the Company's accounting and financial reporting processes and the audits of the Company's annual financial statements. The Audit Committee in 2003 consisted of David C. Merritt, John H. Tory, and Nancy B. Peretsman. In December 2003, Ms. Peretsman was replaced on the Audit Committee by Charles M. Lillis. Our board has determined each of the Audit Committee's present members to be "independent" in accordance with Nasdaq and SEC rules.

     The Audit Committee's functions are detailed in a written Audit Committee charter adopted by the board of directors in January 2003 and amended in June 2004, a copy of which was filed with the Company's 2004 Proxy Statement and is available on the Company's website at www.charter.com. As more fully described in its charter, the Audit Committee reviews the Company's financial reporting process on behalf of the board. Company management has the primary responsibility for the Company's financial statements and the reporting process. The Company's independent auditors are responsible for performing an audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditors are responsible to the Audit Committee and the board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and board determine.

     The Audit Committee held seven meetings in 2003.

     The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2003. The Audit Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with KPMG LLP, the independent public accountants for the Company's audited financial statements for the year ended December 31, 2003.

     The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee has discussed the independence of KPMG LLP with that firm and has considered the compatibility of non-audit services with KPMG LLP's independence.

     Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the board of directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC.

                                          DAVID C. MERRITT
                                          CHARLES M. LILLIS
                                          JOHN H. TORY

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENT

     Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all
Section 16(a) filing requirements applicable to our officers and directors were complied with during the 2003 fiscal year, except that one Form 4 (Statement of Changes in Beneficial Ownership) to report the exercise of stock put options to Mr. Allen was inadvertently filed late.

                 STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

     If you want to include a stockholder proposal in the proxy statement for the 2005 annual meeting, it must be delivered to the Secretary at the Company's executive offices no later than February 28, 2005. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in the Company's proxy statement.

     If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company's Bylaws. One of the procedural requirements in the Bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the 2005 annual meeting, such a notice must be delivered to the Company's Secretary at the Company's executive offices no earlier than April 14, 2005 and no later than May 14, 2005. However, in the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this Annual Meeting, such stockholder proposals would have to be received by the Company not earlier than 120 days prior to the next annual meeting date and not later than 90 days prior to the next annual meeting date.

     Such notice must include (1) for a nomination for director, all information relating to such person that is required to be disclosed in a proxy for election of directors; (2) as to any other business, a description of the proposed business, the text of the proposal, the reasons therefor, and any material interest the stockholder may have in that business; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company's proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

     Any stockholder desiring a copy of the Company's Bylaws will be furnished one without charge upon written request to the Secretary. A copy of the Bylaws is filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (filed with the SEC on November 14, 2001) and amendments to the Bylaws are filed as exhibits to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (filed with the SEC on November 3, 2003) and are available at the Securities and Exchange Commission Internet site (http://www.sec.gov).

                                   SIGNATURE

     Pursuant to the requirements of the Exchange Act of 1934, as amended, the Company has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

                                          By order of the Board of Directors,

                                          CURTIS S. SHAW
                                          Secretary